In accordance with Rule 457(r), a registration fee of $19,650 was payable in connection with the $500,000,000 aggregate principal amount of senior notes offered by means of this prospectus supplement and the accompanying base prospectus included in the registration statement filed on August 27, 2007. The registrant had already paid the amount of $162,867 with respect to $1,383,750,000 aggregate initial offering price of securities that were previously registered pursuant to a registration statement on Form S-3 (Registration Nos. 333-123150 and 333-123150-01) filed by Enterprise Products Partners L.P. and Enterprise Products Operating L.P. on March 4, 2005 and were not sold there under. On August 27, 2007, in connection with an offering of $800,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $24,650 registration fee payable. On April 2, 2008, in connection with an offering of $1,100,000,000 aggregate principal amount of senior notes, a portion of the unutilized registration fee was applied to the $43,250 registration fee payable. Pursuant to Rule 457(p), a portion of the current unutilized registration fee of $94,967 was applied to the registration fee payable in connection with this offering. This paragraph shall be deemed to update the “Calculation of Registration Fee” table in the registration statement filed on August 27, 2007.
Filed Pursuant to Rule 424(b)(5)
Registration No. 333-145709
Registration No. 333-145709-01

PROSPECTUS SUPPLEMENT
(To Prospectus Dated August 27, 2007)
Enterprise Products Operating LLC
$500,000,000 9.75% Senior Notes due 2014

Unconditionally Guaranteed by
Enterprise Products Partners L.P.

This prospectus supplement relates to our offering of senior notes due 2014. The notes will bear interest at the rate of 9.75% per year and will mature on January 31, 2014. We will pay interest on the notes on January 31 and July 31 of each year, beginning January 31, 2009. We may redeem some or all of the notes at any time at the applicable redemption price described beginning on page S-20 of this prospectus supplement, which includes a make-whole premium.

The notes are unsecured and rank equally with all other senior indebtedness of Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.). The notes will be guaranteed by our parent, Enterprise Products Partners L.P., and in certain circumstances may be guaranteed in the future on the same basis by one or more subsidiary guarantors.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus.

The notes will not be listed on any securities exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total

Public offering price(1)	100.000%	$500,000,000
Underwriting discount	0.600%	$3,000,000
Proceeds to Enterprise Products Operating LLC (before expenses)	99.400%	$497,000,000

(1)	Plus accrued interest from December 8, 2008, if settlement occurs after that date.

The underwriters expect to deliver the notes in book entry form only, through the facilities of The Depository Trust Company, against payment on December 8, 2008.

Joint Book-Running Managers

Barclays Capital
DnB NOR Markets
Mizuho Securities USA Inc.
RBS Greenwich Capital
Scotia Capital
Wachovia Securities

The date of this prospectus supplement is December 3, 2008.

Prospectus Supplement

Prospectus

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of notes and certain terms of the notes and the guarantee. The second part is the accompanying prospectus, which describes certain terms of the indenture under which the notes will be issued and which gives more general information, some of which may not apply to this offering of notes.

If the information varies between this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus or any free writing prospectus prepared by or on behalf of us. We have not authorized anyone to provide you with additional or different information. We are not making an offer to sell these notes or the guarantee in any jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front of this document or that any information we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference. Our business, financial condition, results of operations and prospects may have changed since these dates.

S-i

Summary

This summary highlights information from this prospectus supplement and the accompanying prospectus to help you understand our business, the notes and the guarantee. It does not contain all of the information that is important to you. You should read carefully the entire prospectus supplement, the accompanying prospectus, the documents incorporated by reference and the other documents to which we refer for a more complete understanding of this offering and our business. You should also read “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus, as well as “Risk Factors” incorporated by reference into this prospectus supplement, for more information about important risks that you should consider before making a decision to purchase any notes in this offering.

Enterprise Products Partners L.P. (which we refer to as “Enterprise Parent”) conducts substantially all of its business through Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) (which we refer to as “Enterprise”) and the subsidiaries and unconsolidated affiliates of Enterprise. Accordingly, in the sections of this prospectus supplement that describe the business of Enterprise and Enterprise Parent, unless the context otherwise indicates, references to “Enterprise,” “us,” “we,” “our” and like terms refer to Enterprise Products Operating LLC together with its subsidiaries and unconsolidated affiliates, including Duncan Energy Partners L.P., a publicly traded, consolidated subsidiary of Enterprise that completed its initial public offering in February 2007. Enterprise is the borrower under substantially all of the consolidated company’s credit facilities and is the issuer of substantially all of the company’s publicly traded notes, all of which are guaranteed by Enterprise Parent. Enterprise’s financial results do not differ materially from those of Enterprise Parent; the number and dollar amount of reconciling items between Enterprise’s consolidated financial statements and those of Enterprise Parent are insignificant. All financial results presented in this prospectus supplement are those of Enterprise Parent.

The notes are solely obligations of Enterprise and, to the extent described in this prospectus supplement, are guaranteed by Enterprise Parent. Accordingly, in the other sections of this prospectus supplement, including “The Offering” and “Description of the Notes,” unless the context otherwise indicates, references to “Enterprise,” “us,” “we,” “our” and like terms refer to Enterprise Products Operating LLC and do not include any of its subsidiaries or unconsolidated affiliates or Enterprise Parent. Likewise, in such sections, unless the context otherwise indicates, including with respect to financial and operating information that is presented on a consolidated basis, “Enterprise Parent” and “Parent Guarantor” refer to Enterprise Products Partners L.P. and not its subsidiaries or unconsolidated affiliates.

Enterprise and Enterprise Parent

We are a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, crude oil and certain petrochemicals. We are an industry leader in the development of pipeline and other midstream energy infrastructure in the continental United States and Gulf of Mexico. Our midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. We operate an integrated network of midstream assets within the United States that includes: natural gas gathering, treating, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; offshore production platform services and petrochemical transportation and services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

For the year ended December 31, 2007 and nine months ended September 30, 2008, Enterprise Parent had consolidated revenues of $17.0 billion and $18.3 billion, operating income of $883.0 million and $1,060.1 million and net income of $533.7 million and $726.0 million, respectively.

Our Business Segments

We have four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technology employed) and products produced and/or sold.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 13,758 miles and related storage facilities including our Mid-America Pipeline System, (iii) NGL and related product storage facilities and (iv) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 17,758 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. In addition, we own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana. This segment also includes our natural gas marketing activities.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment includes (i) approximately 1,555 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 914 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Petrochemical Services.  Our Petrochemical Services business segment includes five propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 683 miles of petrochemical pipeline systems.

We provide the foregoing services directly and through our subsidiaries and unconsolidated affiliates.

Our principal offices, including those of Enterprise Parent, are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our and Enterprise Parent’s telephone number is (713) 381-6500.

Recent Developments

In November 2008, we entered into two senior unsecured credit facilities that provide us with approximately $593 million of incremental borrowing capacity. The facilities are comprised of a $375 million revolving credit facility and a 20.7 billion Japanese yen (or $218 million) term loan. The $375 million revolving credit facility matures in November 2009 while the Japanese yen facility matures in March 2009. The Japanese yen term loan has a fixed funded cost of approximately 4.93%, including the cost of the foreign exchange currency swaps in effect for the funding and maturity. The interest rate and foreign exchange costs associated with the Japanese yen facility are fixed. On November 17, 2008, we borrowed all of the 20.7 billion Japanese yen (or $218 million) under the Japanese yen term loan, but we have not borrowed any amounts under the $375 million revolving credit facility.

We sold approximately $83 million of newly issued common units through our distribution reinvestment plan in connection with the cash distribution paid on November 12, 2008. This includes $67 million of distributions reinvested by affiliates of EPCO, Inc., including $5 million reinvested by Enterprise GP Holdings L.P. (NYSE: EPE), which owns the general partner of Enterprise Parent.

During 2008, we have been contemplating the possible sale of interests in certain assets to Duncan Energy Partners L.P. The transaction as currently contemplated would involve consideration of cash and Duncan Energy Partners’ equity interests to us, as well as a retained interest by us in the assets. If pursued, the transaction would be subject to, among other things, the approval of the board of directors of our general partner and its Audit, Conflicts and Governance Committee; the approval of the board of directors of the general partner of Duncan Energy Partners L.P. and its Audit, Conflicts and Governance Committee; and negotiation of and agreement on definitive terms and conditions. As a result, we can give no assurance regarding the consummation of such a possible transaction or, if it is consummated, the timing, terms or results.

Organization Structure

The following chart depicts our organization structure at September 30, 2008.

GP =	General Partner Interest

LP =	Limited Partner Interest

(1)	EPCO, Inc. and its private company affiliates own the sole 0.01% GP interest and an aggregate 77.8% LP interest in Enterprise GP Holdings L.P., including 16,000,000 Class C units that are eligible to be converted into units on February 1, 2009 on a one-to-one basis. The remaining LP interests in Enterprise GP Holdings L.P. are publicly owned.

(2)	Does not include our general partner’s interest in distributions above the minimum quarterly distribution. With respect to the quarter ended September 30, 2008, our general partner received 14.2% of the cash we distributed to our partners on November 12, 2008.

The Offering

Issuer	Enterprise Products Operating LLC

Guarantee	The notes will be fully and unconditionally guaranteed by the Parent Guarantor on an unsecured and unsubordinated basis. Initially, the notes will not be guaranteed by any of our subsidiaries. In the future, however, if any of our subsidiaries become guarantors or co-obligors of our funded debt (as defined in the indenture), then these subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. Please read “Description of Notes — Parent Guarantee.”

Securities Offered	$500,000,000 aggregate principal amount of 9.75% senior notes due 2014.

Interest	The notes will bear interest at 9.75% per annum. All interest on the notes will accrue from and including December 8, 2008.

Interest Payment Dates	Interest on the notes will be paid in cash semi-annually in arrears on January 31 and July 31 of each year, beginning January 31, 2009.

Maturity	January 31, 2014.

Use of Proceeds	We will receive aggregate net proceeds of approximately $496.7 million from the sale of the notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering (1) to temporarily reduce borrowings outstanding under our multi-year revolving credit facility and (2) for general company purposes. Affiliates of all of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Underwriting.”

Ranking	The notes will be our unsecured and unsubordinated obligations and will rank equally with all of our other existing and future, unsecured and unsubordinated indebtedness. Please read “Description of Notes — Ranking.”

Optional Redemption	We may redeem the notes before their maturity in whole, at any time, or in part, from time to time, prior to maturity, at a redemption price that includes accrued and unpaid interest and a make-whole premium. For a more complete description of the redemption provisions of the notes, please read “Description of Notes — Optional Redemption.”

Certain Covenants	We will issue the notes under an Indenture (as defined below) with Wells Fargo Bank, N.A., as trustee. The Indenture covenants include a limitation on liens and a restriction on sale-leasebacks. Each covenant is subject to a number of important exceptions, limitations and qualifications that are described under “Description of Debt Securities — Certain Covenants” in the accompanying prospectus.

Risk Factors	Investing in the notes involves certain risks. You should carefully consider the risk factors discussed under the heading “Risk Factors” beginning on page S-10 of this prospectus supplement and on page 2 of the accompanying prospectus and the other information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in the notes.

Book-Entry Form/Denominations	The notes will be issued in denominations of $1,000 and integral multiples thereof in book-entry form and will be represented by a permanent global certificate deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Trading	We will not list the notes for trading on any securities exchange.

Trustee	Wells Fargo Bank, National Association

Governing Law	The notes and the Indenture will be governed by, and construed in accordance with, the laws of the State of New York.

Enterprise Parent Summary Historical Financial and Operating Data

The following tables set forth, for the periods and at the dates indicated, summary historical financial and operating data for Enterprise Parent. The summary historical income statement and balance sheet data for the three years in the period ended December 31, 2007 are derived from and should be read in conjunction with the audited consolidated financial statements of Enterprise Parent that are incorporated by reference into this prospectus supplement. The summary historical income statement and balance sheet data for the nine months ended September 30, 2007 and 2008 are derived from and should be read in conjunction with the unaudited consolidated financial statements of Enterprise Parent that are incorporated into this prospectus supplement.

The summary historical financial data includes the financial measures of gross operating margin and EBITDA, which is an abbreviation for earnings before interest, income taxes, depreciation and amortization. The financial measures of gross operating margin and EBITDA are not calculated in accordance with accounting principles generally accepted in the United States of America, or “GAAP.” Explanations of and reconciliations for these non-GAAP financial measures are included under “— Enterprise Parent Non-GAAP Financial Measures” and “— Enterprise Parent Non-GAAP Reconciliations.”

	Consolidated Historical
	For the Year			For the Nine Months
	Ended December 31,			Ended September 30,
	2005	2006	2007	2007	2008
				(Unaudited)
	(Dollars in millions, except per unit amounts)

Income statement data:
Revenues	$12,257.0	$13,991.0	$16,950.1	$11,647.7	$18,322.1
Costs and expenses:
Operating costs and expenses	11,546.2	13,089.1	16,009.1	10,981.6	17,243.1
General and administrative	62.3	63.4	87.7	66.7	66.9

Total costs and expenses	11,608.5	13,152.5	16,096.8	11,048.3	17,310.0

Equity in earnings of unconsolidated affiliates	14.5	21.6	29.7	13.9	48.0

Operating income	663.0	860.1	883.0	613.3	1,060.1

Other income (expense):
Interest expense	(230.6)	(238.0)	(311.8)	(219.7)	(290.4)
Interest income	5.2	7.6	8.6	6.7	4.7
Other, net	0.2	0.4	(0.3)	(0.3)	(1.9)

Total other expense	(225.2)	(230.0)	(303.5)	(213.3)	(287.6)

Income before provision for income taxes, minority interest and the cumulative effect of changes in accounting principles	437.8	630.1	579.5	400.0	772.5
Provision for income taxes	(8.3)	(21.3)	(15.2)	(9.0)	(17.2)

Income before minority interest and the cumulative effect of changes in accounting principles	429.5	608.8	564.3	391.0	755.3
Minority interest	(5.8)	(9.1)	(30.6)	(19.2)	(29.3)

Income before the cumulative effect of changes in accounting principles	423.7	599.7	533.7	371.8	726.0
Cumulative effect of changes in accounting principles	(4.2)	1.5	—	—	—

Net income	$419.5	$601.2	$533.7	$371.8	$726.0

Basic and diluted earnings per unit:
Earnings per unit	$0.91	$1.22	$0.96	$0.66	$1.42

	Consolidated Historical
	For the Year			For the Nine Months
	Ended December 31,			Ended September 30,
	2005	2006	2007	2007	2008
				(Unaudited)
	(Dollars in millions, except per unit amounts)

Distributions to limited partners:
Per common unit (declared with respect to period)	$1.6975	$1.8250	$1.9475	$1.4475	$1.5450

Balance sheet data (as of end of period):
Total assets	$12,591.0	$13,989.7	$16,608.0	$16,006.0	$18,149.2
Total long-term debt	4,833.8	5,295.6	6,906.1	6,772.0	8,458.2
Total partners’ equity	5,679.3	6,480.2	6,131.6	6,224.9	6,018.7

Other financial data:
Cash provided by operating activities	$631.7	$1,175.1	$1,590.9	$937.8	$973.0
Cash used in investing activities	1,130.4	1,689.3	2,553.6	2,039.5	1,709.2
Cash provided by financing activities	516.2	495.0	979.4	1,122.6	751.8
Distributions received from unconsolidated affiliates	56.1	43.0	73.6	52.3	69.9
Gross operating margin	1,136.3	1,362.5	1,492.1	1,061.6	1,535.5
EBITDA	1,079.0	1,307.9	1,384.8	982.2	1,450.3

Selected volumetric operating data by segment:
NGL Pipelines & Services, net:
NGL transportation volumes (MBPD)	1,478	1,577	1,666	1,626	1,788
NGL fractionation volumes (MBPD)	292	312	394	379	424
Equity NGL production (MBPD)	68	63	88	67	108
Fee-based natural gas processing (MMcf/d)	1,767	2,218	2,565	2,358	2,469
Onshore Natural Gas Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	5,916	6,012	6,632	6,576	7,309
Offshore Pipelines & Services, net:
Natural gas transportation volumes (BBtus/d)	1,780	1,520	1,641	1,407	1,449
Crude oil transportation volumes (MBPD)	127	153	163	164	190
Platform gas processing (MMcf/d)	252	159	494	265	588
Platform oil processing (MBPD)	7	15	24	24	19
Petrochemical Services, net:
Butane isomerization volumes (MBPD)	81	81	90	93	85
Propylene fractionation volumes (MBPD)	55	56	68	69	59
Octane additive production volumes (MBPD)	6	9	9	9	9
Petrochemical transportation volumes (MBPD)	64	97	105	104	110

On February 5, 2007, a consolidated subsidiary of ours, Duncan Energy Partners, completed an initial public offering of its common units. Duncan Energy Partners owns equity interests in certain of our midstream energy businesses. For financial reporting purposes, we and Enterprise Parent consolidate the financial statements of Duncan Energy Partners with those of our own and reflect its operations in our business segments. We control Duncan Energy Partners through our ownership of its general partner. Public ownership of Duncan Energy Partners’ net assets and earnings are presented as a component of minority interest in our consolidated financial data. The borrowings of Duncan Energy Partners ($200.0 million at December 31, 2007 and $212.0 million at September 30, 2008) are presented as part of our consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners. The results of operations for Enterprise Parent for the year ended December 31, 2007 and nine months ended September 30, 2008 include minority interest expense ($13.9 million and $11.9 million, respectively) associated with the non-affiliated public owners of Duncan Energy Partners.

Enterprise Parent Non-GAAP Financial Measures

Set forth below are reconciliations of the non-GAAP financial measures of gross operating margin and EBITDA to their most directly comparable financial measure or measures calculated and presented in accordance with GAAP.

Gross Operating Margin

Enterprise Parent defines gross operating margin as operating income before: (i) depreciation, amortization and accretion expense; (ii) operating lease expenses for which it does not have a cash payment obligation; (iii) gains and losses from asset sales and related transactions; and (iv) general and administrative costs. Gross operating margin is exclusive of other income and expense transactions, provision for income taxes, minority interest, extraordinary charges and the cumulative effect of change in accounting principle. Enterprise Parent views gross operating margin as an important performance measure of the core profitability of its operations. This measure forms the basis of its internal financial reporting and is used by its senior management in deciding how to allocate capital resources among business segments. Enterprise Parent believes that investors benefit from having access to the same financial measures that its management uses. The GAAP measure most directly comparable to gross operating margin is operating income.

EBITDA

Enterprise Parent defines EBITDA as net income before interest expense, provision for income taxes and depreciation, amortization and accretion expense. EBITDA is used as a supplemental financial measure by Enterprise Parent’s management and by external users of financial statements such as investors, commercial banks, research analysts and ratings agencies, to assess:

•	the financial performance of Enterprise Parent’s assets without regard to financing methods, capital structures or their historical cost basis;

•	the ability of Enterprise Parent’s assets to generate cash sufficient to pay interest costs and support its indebtedness; and

•	the viability of projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. This non-GAAP financial measure is not intended to represent GAAP-based cash flows. Historical EBITDA amounts have been reconciled to Enterprise Parent’s consolidated net income and net cash provided by operating activities.

Enterprise Parent Non-GAAP Reconciliations

The following table presents a reconciliation of Enterprise Parent’s non-GAAP financial measure of gross operating margin to the GAAP financial measure of operating income and a reconciliation of the non-GAAP financial measure of EBITDA to the GAAP financial measures of net income and of net cash provided by operating activities, on a historical basis for each of the periods indicated:

	Consolidated Historical
	For the Year			For the Nine Months
	Ended December 31,			Ended September 30,
	2005	2006	2007	2007	2008
				(Unaudited)
	(Dollars in millions)

Reconciliation of Non-GAAP “Gross operating margin” to GAAP “Operating income”:
Operating income	$663.0	$860.1	$883.0	$613.3	$1,060.1
Adjustments to reconcile Operating income to Gross operating margin:
Depreciation, amortization and accretion in operating costs and expenses	413.4	440.3	513.9	374.5	408.6
Operating lease expense paid by EPCO, Inc. in operating costs and expenses	2.1	2.1	2.1	1.6	1.6
Loss (gain) from asset sales and related transactions in operating costs and expenses	(4.5)	(3.4)	5.4	5.5	(1.7)
General and administrative costs	62.3	63.4	87.7	66.7	66.9

Gross operating margin	$1,136.3	$1,362.5	$1,492.1	$1,061.6	$1,535.5

Reconciliation of Non-GAAP “EBITDA” to GAAP “Net income” and GAAP “Net cash provided by operating activities”:
Net income	$419.5	$601.2	$533.7	$371.8	$726.0
Adjustments to derive EBITDA:
Interest expense	230.6	238.0	311.8	219.7	290.4
Provision for income taxes	8.3	21.3	15.2	9.0	17.2
Depreciation, amortization and accretion in costs and expenses	420.6	447.4	524.1	381.7	416.7

EBITDA	1,079.0	1,307.9	1,384.8	982.2	1,450.3
Interest expense	(230.6)	(238.0)	(311.8)	(219.7)	(290.4)
Provision for income taxes	(8.3)	(21.3)	(15.2)	(9.0)	(17.2)
Cumulative effect of changes in accounting principles	4.2	(1.5)	—	—	—
Equity in earnings of unconsolidated affiliates	(14.5)	(21.6)	(29.7)	(13.9)	(48.0)
Amortization in interest expense	0.1	0.8	(0.3)	0.4	(3.2)
Deferred income tax expense	8.6	14.5	8.3	5.5	5.5
Provision for non-cash asset impairment charge	—	0.1	—	—	—
Distributions received from unconsolidated affiliates	56.1	43.0	73.6	52.3	69.9
Operating lease expense paid by EPCO, Inc.	2.1	2.1	2.1	1.6	1.6
Minority interest	5.8	9.1	30.6	19.2	29.3
Loss (gain) from asset sales and related transactions	(4.5)	(3.4)	5.4	5.5	(1.7)
Changes in fair market value of financial instruments	0.1	—	1.0	3.5	5.4
Effect of pension settlement recognition	—	—	0.6	—	(0.1)
Loss on the early extinguishment of debt	—	—	0.2	—	—
Net effect of changes in operating accounts	(266.4)	83.4	441.3	110.2	(228.4)

Net cash provided by operating activities	$631.7	$1,175.1	$1,590.9	$937.8	$973.0

RISK FACTORS

An investment in the notes involves certain risks. You should carefully consider the supplemental risks described below in addition to the risks described under “Risk Factors” in the accompanying prospects and in Enterprise Parent’s annual report on Form 10-K for the year ended December 31, 2007, and its subsequent quarterly reports on Form 10-Q, which are incorporated by reference herein, as well as the other information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus. If any of these risks were to materialize, our business, results of operations, cash flows and financial condition could be materially adversely affected. In that case, the value of the notes could decline, and you could lose part or all of your investment.

Risks Related to the Notes

Our future debt level may limit our flexibility to obtain additional financing and pursue other business opportunities.

As of September 30, 2008, Enterprise Parent had approximately $7.2 billion of consolidated total senior long-term debt outstanding and approximately $1.3 billion of junior subordinated debt. This amount includes approximately $212.0 million outstanding under Duncan Energy Partners’ credit facility. The amount of our future debt could have significant effects on our operations, including, among other things:

•	a substantial portion of our cash flow, including that of Duncan Energy Partners, could be dedicated to the payment of principal and interest on our future debt and may not be available for other purposes, including the payment of distributions on the Enterprise Parent common units and capital expenditures;

•	credit rating agencies may view our debt level negatively;

•	covenants contained in our existing and future credit and debt arrangements will require us to continue to meet financial tests that may adversely affect our flexibility in planning for and reacting to changes in our business, including possible acquisition opportunities;

•	our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•	we may be at a competitive disadvantage relative to similar companies that have less debt; and

•	we may be more vulnerable to adverse economic and industry conditions as a result of our significant debt level.

Our public debt indentures currently do not limit the amount of future indebtedness that we can create, incur, assume or guarantee. Although our multi-year revolving credit facility restricts our ability to incur additional debt above certain levels, any debt we may incur in compliance with these restrictions may still be substantial.

Our multi-year revolving credit facility and each of our indentures for our public debt contain conventional financial covenants and other restrictions. For example, we are prohibited from making distributions to our partners if such distributions would cause an event of default or otherwise violate a covenant under our multi-year revolving credit facility. A breach of any of these restrictions by us could permit our lenders or noteholders, as applicable, to declare all amounts outstanding under these debt agreements to be immediately due and payable and, in the case of our multi-year revolving credit facility, to terminate all commitments to extend further credit.

Our ability to access capital markets to raise capital on favorable terms will be affected by our debt level, the amount of our debt maturing in the next several years and current maturities, and by prevailing market conditions. Moreover, if the rating agencies were to downgrade our credit ratings, then we could experience an increase in our borrowing costs, difficulty assessing capital markets or a reduction in the market price of our common units. Such a development could adversely affect our ability to obtain financing for working capital, capital expenditures or acquisitions or to refinance existing indebtedness. If we are unable to access the capital markets on favorable terms in the future, we might be forced to seek extensions for some of our short-term securities or to refinance some of our debt obligations through bank credit, as opposed to long-term public debt securities or equity securities. The price and terms upon which we might receive such extensions or additional bank credit, if at all, could be more onerous than those contained in existing debt agreements. Any such arrangements could, in turn, increase the risk that our leverage may adversely affect our future financial and operating flexibility and thereby impact our ability to pay cash distributions at expected rates.

Substantially all of the common units in Enterprise Parent that are owned by EPCO, Inc., or EPCO, and its affiliates are pledged as security under EPCO’s credit facility. Additionally, all of the member interests in the general partner of Enterprise Parent and all of the common units in Enterprise Parent that are owned by Enterprise GP Holdings L.P., or Enterprise GP Holdings, are pledged under its credit facility. Upon an event of default under either of these credit facilities, a change in ownership or control of Enterprise Parent or us could ultimately result.

An affiliate of EPCO has pledged substantially all of its common units in Enterprise Parent as security under its credit facility. EPCO’s credit facility contains customary and other events of default relating to defaults of EPCO and certain of its subsidiaries, including certain defaults by us and other affiliates of EPCO. An event of default, followed by a foreclosure on EPCO’s pledged collateral, could ultimately result in a change in ownership of us. In addition, the 100% membership interest in our general partner and the common units of Enterprise Parent that are owned by Enterprise GP Holdings are pledged under Enterprise GP Holdings’ credit facility. Enterprise GP Holdings’ credit facility contains customary and other events of default. Upon an event of default, the lenders under Enterprise GP Holdings’ credit facility could foreclose on Enterprise GP Holdings’ assets, which could ultimately result in a change in control of our general partner and a change in the ownership of Enterprise Parent common units held by Enterprise GP Holdings.

The credit and risk profile of the general partner of Enterprise Parent and its owners could adversely affect our credit ratings and profile.

The credit and business risk profiles of the general partner or owners of a general partner may be factors in credit evaluations of a limited partnership. This is because the general partner can exercise significant influence over the business activities of the partnership, including its cash distribution and acquisition strategy and business risk profile. Another factor that may be considered is the financial condition of the general partner and its owners, including the degree of their financial leverage and their dependence on cash flow from the partnership to service their indebtedness.

Entities controlling the owner of the general partner of Enterprise Parent have significant indebtedness outstanding and are dependent principally on the cash distributions from their equity interests in us, Enterprise Parent, Enterprise GP Holdings and TEPPCO Partners, L.P., or TEPPCO, to service such indebtedness. Any distributions by us, Enterprise GP Holdings and TEPPCO to such entities will be made only after satisfying our then current obligations to creditors. Although we have taken certain steps in our organizational structure, financial reporting and contractual relationships to reflect the separateness of us and our general partner from the entities that control our general partner, our credit ratings and business risk profile could be adversely affected if the ratings and risk profiles of Dan L. Duncan or the entities that control the general partner of Enterprise Parent were viewed as substantially lower or more risky than ours.

The notes are pari passu to a substantial portion of our other unsecured senior indebtedness.

Our payment obligations under the notes are unsecured and pari passu in right of payment to a substantial portion of our current and future indebtedness, including our indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness.

The Indenture does not limit our ability to incur additional indebtedness and other obligations, including indebtedness and other obligations that rank senior to or pari passu with the notes. At September 30, 2008, the direct indebtedness of Enterprise that is pari passu with the notes totaled approximately $7.0 billion. As discussed below, the notes will also be effectively subordinated to all of our subsidiaries’ and unconsolidated affiliates’ existing and future indebtedness and other obligations. At September 30, 2008, indebtedness of our subsidiaries and unconsolidated affiliates totaled approximately $463.2 million.

Enterprise Parent’s guarantee of the notes is pari passu to all of its other senior indebtedness.

Enterprise Parent’s guarantee of the notes ranks pari passu in right of payment to all of its current and future senior indebtedness, including Enterprise Parent’s indebtedness for borrowed money, indebtedness evidenced by bonds, debentures, notes or similar instruments, obligations arising from or with respect to guarantees and direct credit substitutes, obligations associated with hedges and derivative products, capitalized lease obligations and other senior indebtedness.

We may require cash from our subsidiaries to make payments on the notes.

We conduct the majority of our operations through our subsidiaries and unconsolidated affiliates, some of which are not wholly-owned, and we rely to a significant extent on dividends, distributions, proceeds from inter-company transactions, interest payments and loans from those entities to meet our obligations for payment of principal and interest on our outstanding debt obligations and corporate expenses, including interest payments on the notes, which may be subject to contractual restrictions. Accordingly, the notes are structurally subordinated to all existing and future liabilities of our subsidiaries and unconsolidated affiliates. Holders of notes should look only to our assets and the assets of Enterprise Parent, and not any of our subsidiaries or unconsolidated affiliates, for payments on the notes. If we are unable to obtain cash from such entities to fund required payments in respect of the notes, we may be unable to make payments of principal of or interest on the notes.

We may elect to cause the redemption of the notes when prevailing interest rates are relatively low.

As discussed in “Description of the Notes — Optional Redemption,” we may redeem the notes at any time, in whole or in part, at a price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of the calculation of the redemption price) on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus     basis points; plus, in either case, accrued interest to the Redemption Date.

The Trustee has only limited rights of acceleration.

The Trustee may accelerate payment of the principal and accrued and unpaid interest on the notes only upon the occurrence and continuation of an Event of Default. An Event of Default is generally limited to payment defaults, and specific events of bankruptcy, insolvency and reorganization relating to us or Enterprise Parent. There is no right to acceleration upon breaches by us of other covenants under the Indenture.

A market may not develop for the notes.

The notes constitute a new issue of securities with no established trading market and will not be listed on any exchange. An active market for the notes may not develop or be sustained. As a result, we cannot assure you that you will be able to sell your notes or at what price. Although the underwriters have indicated that they intend to make a market in the notes, as permitted by applicable laws and regulations, they are not obligated to do so and may discontinue that market-making at any time without notice.

There are restrictions on your ability to resell the notes.

The notes may not be purchased by or transferred to certain types of benefit plans. See “Certain ERISA Considerations.”

If we were to become subject to entity level taxation for federal or state tax purposes, then our cash available for payment on the notes would be substantially reduced.

Current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level federal income taxation. If we were treated as a corporation for United States federal income tax purposes, we would pay United States federal income tax on our taxable income at the corporate tax rate, which is currently a maximum of 35%, and we likely would pay state taxes as well. Because a tax would be imposed upon us as a corporation, the cash available for payment on the notes would be substantially reduced. Therefore, treatment of us as a corporation would result in a material reduction in our anticipated cash flows and could cause a reduction in the value of the notes.

In addition, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. For example, we became subject in 2007 to a new entity-level tax on the portion of our income generated in Texas. Specifically, the Texas margin tax will be imposed at a maximum effective rate of 0.7% of our gross income apportioned to Texas. Imposition of such tax on us by Texas, or any other state, will reduce the cash available for payment on the notes.

USE OF PROCEEDS

We will receive aggregate net proceeds of approximately $496.7 million from the sale of the notes to the underwriters after deducting the underwriters’ discount and other offering expenses payable by us. We expect to use the net proceeds of this offering to temporarily reduce borrowings outstanding under our multi-year revolving credit facility, together with accrued and unpaid interest thereon, and for general company purposes.

In general, our indebtedness under the multi-year revolving credit facility was incurred for working capital purposes, capital expenditures and business combinations. Amounts repaid under our multi-year revolving credit facility may be reborrowed from time to time for acquisitions, capital expenditures and other general company purposes. As of December 1, 2008, we had $1.4 billion of borrowings outstanding under our multi-year revolving credit facility that bear interest at a variable rate, which on a weighted-average basis was 2.22% per annum. Affiliates of all of the underwriters are lenders under our multi-year revolving credit facility and, accordingly, will receive a substantial portion of the proceeds of this offering. Please read “Underwriting.”

ENTERPRISE PARENT CAPITALIZATION

The following table sets forth Enterprise Parent’s capitalization as of September 30, 2008 (dollars in millions):

•	on a consolidated historical basis; and

•	on an as adjusted basis to give effect to: (i) the sale of the notes in this offering and (ii) the application of a portion of the net proceeds we will receive to temporarily reduce borrowings outstanding under Enterprise’s multi-year revolving credit facility as if such amounts were applied on September 30, 2008, as described under “Use of Proceeds.”

The historical data in the table below is derived from and should be read in conjunction with Enterprise Parent’s consolidated historical financial statements, including the accompanying notes, incorporated by reference in this prospectus supplement. You should read Enterprise Parent’s financial statements and accompanying notes that are incorporated by reference in this prospectus supplement for additional information regarding Enterprise Parent’s capital structure. The historical data below does not reflect events after September 30, 2008.

	As of September 30, 2008
	Historical	As Adjusted
	(Unaudited)
	(In millions)

Cash and cash equivalents	$55.4	$55.4

Long-term borrowings(1):
Multi-Year Revolving Credit Facility, variable rate, due November 2012(2)	$1,150.7	$654.0
Pascagoula MBFC Loan, 8.70% fixed-rate, due March 2010	54.0	54.0
Senior Notes B, 7.50% fixed-rate, due February 2011	450.0	450.0
Senior Notes C, 6.375% fixed-rate, due February 2013	350.0	350.0
Senior Notes D, 6.875% fixed-rate, due March 2033	500.0	500.0
Senior Notes F, 4.625% fixed-rate, due October 2009	500.0	500.0
Senior Notes G, 5.60% fixed-rate, due October 2014	650.0	650.0
Senior Notes H, 6.65% fixed-rate, due October 2034	350.0	350.0
Senior Notes I, 5.00% fixed-rate, due March 2015	250.0	250.0
Senior Notes J, 5.75% fixed-rate, due March 2035	250.0	250.0
Senior Notes K, 4.950% fixed-rate, due June 2010	500.0	500.0
Senior Notes L, 6.30% fixed-rate, due September 2017	800.0	800.0
Senior Notes M, 5.65% fixed-rate, due April 2013	400.0	400.0
Senior Notes N, 6.50% fixed-rate, due January 2019	700.0	700.0
Senior Notes O, 9.75% fixed rate, due January 2014	—	500.0
Petal GO Zone Bonds, variable rate, due August 2037	57.5	57.5
Duncan Energy Partners’ Revolving Credit Facility, variable rate, due February 2011(3)	212.0	212.0
Dixie Revolving Credit Facility, variable rate, due June 2010	10.0	10.0

Total principal amount of senior debt obligations	7,184.2	7,187.5
Junior Notes A, fixed/variable rate, due August 2066	550.0	550.0
Junior Notes B, fixed/variable rate, due January 2068	700.0	700.0

Total principal amount of senior and junior debt obligations	8,434.2	8,437.5
Other, including unamortized discounts and premiums and changes in fair value(4)	24.0	24.0

Total long-term debt obligations	8,458.2	8,461.5

Minority interest	412.9	412.9
Partners’ equity:
Limited partners	6,014.3	6,014.3
General partner	122.6	122.6
Accumulated other comprehensive loss	(118.2)	(118.2)

Total partners’ equity	6,018.7	6,018.7

Total capitalization	$14,889.8	$14,893.1

(1)	Does not include borrowings of 20.7 billion Japanese yen (or $218 million) under our Japanese yen term loan on November 17, 2008.

(2)	As of December 1, 2008, we had $1.4 billion of borrowings outstanding under our multi-year revolving credit facility, after giving effect to repayments with borrowings under our Japanese yen term loan. Also as of December 1, 2008, there were no amounts outstanding under our $375 million credit facility due November 2009.

(3)	The borrowings of Duncan Energy Partners are presented as part of our consolidated debt; however, we do not have any obligation for the payment of interest or repayment of borrowings incurred by Duncan Energy Partners.

(4)	The historical amount includes an asset of $31.4 million related to fair value hedges offset by a net $7.4 million in unamortized discounts.

RATIO OF EARNINGS TO FIXED CHARGES

Enterprise Parent’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

					Nine Months
Year Ended December 31,					Ended September 30,
2003	2004	2005	2006	2007	2007	2008

2.02x	2.69x	2.69x	2.94x	2.32x	2.27x	3.04x

For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items:

•	pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus distributed income of equity investees;

•	less capitalized interest; and

•	less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expenses.

The pro forma application of proceeds from the sale of notes in this offering to temporarily reduce borrowings outstanding under our revolving credit facility will not result in a change of ten percent or greater in the ratio of earnings to fixed charges.

DESCRIPTION OF THE NOTES

We have summarized below certain material terms and provisions of the notes. This summary is not a complete description of all of the terms and provisions of the notes. You should read carefully the section entitled “Description of Debt Securities” in the accompanying prospectus for a description of other material terms of the notes, the Guarantee and the Base Indenture. For more information, we refer you to the notes, the Base Indenture and the Supplemental Indenture, all of which are available from us. We urge you to read the Base Indenture and the Supplemental Indenture because they, and not this description, define your rights as an owner of the notes.

The notes are a new series of debt securities that will be issued under an Indenture dated as of October 4, 2004, as amended by the Tenth Supplemental Indenture (which we refer to as the “Base Indenture”), as supplemented by the Fourteenth Supplemental Indenture to be dated the date of delivery of the notes (which we refer to as the “Supplemental Indenture” and, together with the Base Indenture, as the “Indenture”), among Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.), as issuer, Enterprise Products Partners L.P., as parent guarantor, any subsidiary guarantors party thereto (which we refer to as the “Subsidiary Guarantors”) and Wells Fargo Bank, National Association, as trustee (which we refer to as the “Trustee”). References in this section to the “Guarantee” refer to the Parent Guarantor’s Guarantee of payments on the notes.

In addition to these new series of notes, as of September 30, 2008, there were outstanding under the above-referenced Indenture $700 million in aggregate principal amount of 7.034% fixed/floating rate junior subordinated notes B due 2068, $550 million in aggregate principal amount of 8.375% fixed/floating rate junior subordinated notes A due 2066, $500 million in aggregate principal amount of 4.625% senior notes F due 2009, $650 million in aggregate principal amount of 5.600% senior notes G due 2014, $350 million in aggregate principal amount of 6.650% senior notes H due 2034, $250 million in aggregate principal amount of 5.00% senior notes I due 2015, $250 million in aggregate principal amount of 5.75% senior notes J due 2035, $500 million in aggregate principal amount of 4.950% senior notes K due 2010, $800 million in aggregate principal amount of 6.30% senior notes L due 2017, $400 million in aggregate principal amount of 5.65% senior notes M due 2013 and $700 million in aggregate principal amount of 6.50% senior notes N due 2019.

General

The Notes.  The notes:

•	will be general unsecured, senior obligations of the Issuer;

•	will constitute a new series of debt securities issued under the Indenture and will be initially limited to $500 million aggregate principal amount;

•	will mature on January 31, 2014;

•	will be issued in denominations of $1,000 and integral multiples of $1,000;

•	initially will be issued only in book-entry form represented by one or more notes in global form registered in the name of Cede & Co., as nominee of The Depository Trust Company (“DTC”), or such other name as may be requested by an authorized representative of DTC, and deposited with the Trustee as custodian for DTC, and

•	will be fully and unconditionally guaranteed on an unsecured, unsubordinated basis by the Parent Guarantor, and in certain circumstances may be guaranteed in the future on the same basis by one or more Subsidiary Guarantors.

Interest.  Interest on the notes will:

•	accrue at the rate of 9.75% per annum, from the date of issuance or the most recent interest payment date;

•	be payable in cash semi-annually in arrears on January 31 and July 31 of each year, commencing on January 31, 2009;

•	be payable to holders of record on the January 15 and July 15 immediately preceding the related interest payment dates; and

•	be computed on the basis of a 360-day year consisting of twelve 30-day months.

Payment and Transfer.

Initially, the notes will be issued only in global form. Beneficial interests in notes in global form will be shown on, and transfers of interests in notes in global form will be made only through, records maintained by DTC and its participants. Notes in definitive form, if any, may be presented for registration of transfer or exchange at the office or agency maintained by us for such purpose (which initially will be the corporate trust office of the Trustee located at 45 Broadway, 12th Floor, New York, New York 10002).

Payment of principal, premium, if any, and interest on notes in global form registered in the name of DTC’s nominee will be made in immediately available funds to DTC’s nominee, as the registered holder of such global notes. If any of the notes is no longer represented by a global note, payment of interest on the notes in definitive form may, at our option, be made at the corporate trust office of the Trustee indicated above or by check mailed directly to holders at their respective registered addresses or by wire transfer to an account designated by a holder.

If any interest payment date, maturity date or redemption date falls on a day that is not a business day, the payment will be made on the next business day with the same force and effect as if made on the relevant interest payment date, maturity date or redemption date. No interest will accrue for the period from and after the applicable interest payment date, maturity date or redemption date.

No service charge will be made for any registration of transfer or exchange of notes, but we may require payment of a sum sufficient to cover any transfer tax or other governmental charge payable in connection therewith. We are not required to register the transfer of or exchange any note selected for redemption or for a period of 15 days before mailing a notice of redemption of notes of the same series.

The registered holder of a note will be treated as the owner of it for all purposes, and all references in this Description of Notes to “holders” mean holders of record, unless otherwise indicated.

Investors may hold interests in the notes outside the United States through Euroclear or Clearstream if they are participants in those systems, or indirectly through organizations which are participants in those systems. Euroclear and Clearstream will hold interests on behalf of their participants through customers’ securities accounts in Euroclear’s and Clearstream’s names on the books of their respective depositaries which in turn will hold such positions in customers’ securities accounts in the names of the nominees of the depositaries on the books of DTC. All securities in Euroclear or Clearstream are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts.

Transfers of notes by persons holding through Euroclear or Clearstream participants will be effected through DTC, in accordance with DTC’s rules, on behalf of the relevant European international clearing system by its depositaries; however, such transactions will require delivery of exercise instructions to the relevant European international clearing system by the participant in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the exercise meets its requirements, deliver instructions to its depositaries to take action to effect exercise of the notes on its behalf by delivering notes through DTC and receiving payment in accordance with its normal procedures for next-day funds settlement. Payments with respect to the notes held through Euroclear or Clearstream will be credited to the cash accounts of Euroclear participants in accordance with the relevant system’s rules and procedures, to the extent received by its depositaries.

Replacement of Notes.

We will replace any mutilated, destroyed, stolen or lost notes at the expense of the holder upon surrender of the mutilated notes to the Trustee or evidence of destruction, loss or theft of a note satisfactory to us and the Trustee.

In the case of a destroyed, lost or stolen note, we may require an indemnity satisfactory to the Trustee and to us before a replacement note will be issued.

Further Issuances

We may from time to time, without notice or the consent of the holders of the notes, create and issue further notes of the same series ranking equally and ratably with the original notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such further notes, the public offering price and the issue date), so that such further notes form a single series with the original notes of that series and have the same terms as to status, redemption or otherwise as the original notes of that series.

Optional Redemption

The notes will be redeemable, at our option, at any time in whole, or from time to time in part, at a price equal to the greater of:

•	100% of the principal amount of the notes to be redeemed; or

•	the sum of the present values of the remaining scheduled payments of principal and interest (at the rate in effect on the date of calculation of the redemption price) on the notes to be redeemed (exclusive of interest accrued to the date of redemption) discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the applicable Treasury Yield plus 50 basis points;

•	plus, in either case, accrued interest to the date of redemption (the “Redemption Date”).

The actual redemption price, calculated as provided below, will be calculated and certified to the Trustee and us by the Independent Investment Banker.

Notes called for redemption become due on the Redemption Date. Notices of optional redemption will be mailed at least 30 but not more than 60 days before the Redemption Date to each holder of the notes to be redeemed at its registered address. The notice of optional redemption for the notes will state, among other things, the amount of notes to be redeemed, the Redemption Date, the method of calculating the redemption price and each place that payment will be made upon presentation and surrender of notes to be redeemed. Unless we default in payment of the redemption price, interest will cease to accrue on any notes that have been called for redemption at the Redemption Date. If less than all of the notes are redeemed at any time, the Trustee will select the notes to be redeemed on a pro rata basis or by any other method the Trustee deems fair and appropriate. Unless we default in payment of the redemption price, interest will cease to accrue on the Redemption Date with respect to any notes called for optional redemption.

For purposes of determining the optional redemption price, the following definitions are applicable:

“Treasury Yield” means, with respect to any Redemption Date applicable to the notes, the rate per annum equal to the semi-annual equivalent yield to maturity (computed as of the third business day immediately preceding such Redemption Date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining terms of the notes to be redeemed; provided, however, that if no maturity is within three months before or after the maturity date for such notes, yields for the two published maturities most closely corresponding to such United States Treasury security will be determined and the treasury rate will be interpolated or extrapolated from those yields on a straight line basis rounding to the nearest month.

“Independent Investment Banker” means any of Barclays Capital Inc., DnB NOR Markets, Inc., Mizuho Securities USA Inc., Greenwich Capital Markets, Inc., Scotia Capital (USA) Inc., Wachovia Capital Markets, LLC and their respective successors or, if no such firm is willing and able to select the applicable Comparable

Treasury Issue, an independent investment banking institution of national standing appointed by the Trustee and reasonably acceptable to the Issuer.

“Comparable Treasury Price” means, with respect to any Redemption Date, (a) the average of four Reference Treasury Dealer Quotations for the Redemption Date, after excluding the highest and lowest Reference Treasury Dealer Quotations, or (b) if the Independent Investment Banker obtains fewer than four Reference Treasury Dealer Quotations, the average of all such quotations.

“Reference Treasury Dealer” means (a) each of Barclays Capital Inc., Mizuho Securities USA Inc., Greenwich Capital Markets, Inc., Wachovia Capital Markets, LLC and their respective successors and (b) one other primary U.S. government securities dealer in New York City selected by the Independent Investment Banker (each, a “Primary Treasury Dealer”); provided, however, that if any of the foregoing shall cease to be a Primary Treasury Dealer, the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date for the notes, an average, as determined by an Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue for the notes (expressed in each case as a percentage of its principal amount) quoted in writing to an Independent Investment Banker by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such Redemption Date.

Ranking

The notes will be unsecured, unless we are required to secure them pursuant to the limitations on liens covenant described in the accompanying prospectus under “Description of Debt Securities — Certain Covenants — Limitations on Liens.” The notes will also be the unsubordinated obligations of the Issuer and will rank equally with all other existing and future unsubordinated indebtedness of the Issuer. Each guarantee of the notes will be an unsecured and unsubordinated obligation of the Guarantor and will rank equally with all other existing and future unsubordinated indebtedness of the Guarantor. The notes and each guarantee will effectively rank junior to any future indebtedness of the Issuer and the Guarantor that is both secured and unsubordinated to the extent of the assets securing such indebtedness, and the notes will effectively rank junior to all indebtedness and other liabilities of the Issuer’s subsidiaries that are not Subsidiary Guarantors.

On an as adjusted basis at September 30, 2008, the Issuer had approximately $8.46 billion of consolidated indebtedness, including $7.19 billion in senior notes outstanding under the Indenture and a similar indenture, and including $1.25 billion of junior subordinated notes, and the Parent Guarantor had no indebtedness (excluding guarantees totaling $8.22 billion), in each case excluding intercompany loans. Please read “Enterprise Parent Capitalization.”

Parent Guarantee

The Parent Guarantor will fully and unconditionally guarantee to each holder and the Trustee, on an unsecured and unsubordinated basis, the full and prompt payment of principal of, premium, if any, and interest on the notes, when and as the same become due and payable, whether at stated maturity, upon redemption, by declaration of acceleration or otherwise.

Potential Guarantee of Notes by Subsidiaries

Initially, the notes will not be guaranteed by any of our Subsidiaries. In the future, however, if our Subsidiaries become guarantors or co-obligors of our Funded Debt (as defined below), then these Subsidiaries will jointly and severally, fully and unconditionally, guarantee our payment obligations under the notes. We refer to any such Subsidiaries as “Subsidiary Guarantors” and sometimes to such guarantees as “Subsidiary Guarantees.” Each Subsidiary Guarantor will execute a supplement to the Indenture to effect its guarantee.

The obligations of each Guarantor under its guarantee of the notes will be limited to the maximum amount that will not result in the obligations of the Guarantor under the guarantee constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to:

•	all other contingent and fixed liabilities of the Guarantor; and

•	any collection from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its guarantee.

“Funded Debt” means all Indebtedness maturing one year or more from the date of the creation thereof, all Indebtedness directly or indirectly renewable or extendible, at the option of the debtor, by its terms or by the terms of any instrument or agreement relating thereto, to a date one year or more from the date of the creation thereof, and all Indebtedness under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of one year or more.

Addition and Release of Subsidiary Guarantors

The guarantee of any Guarantor may be released under certain circumstances. If we exercise our legal or covenant defeasance option with respect to notes of any series as described in the accompanying prospectus under “Description of Debt Securities — Defeasance and Discharge,” then any Guarantee will be released with respect to that series. Further, if no Default has occurred and is continuing under the Indenture, a Subsidiary Guarantor will be unconditionally released and discharged from its guarantee:

•	automatically upon any sale, exchange or transfer, whether by way of merger or otherwise, to any person that is not our affiliate, of all of the Parent Guarantor’s direct or indirect limited partnership or other equity interests in the Subsidiary Guarantor;

•	automatically upon the merger of the Subsidiary Guarantor into us or any other Guarantor or the liquidation and dissolution of the Subsidiary Guarantor; or

•	following delivery of a written notice by us to the Trustee, upon the release of all guarantees or other obligations of the Subsidiary Guarantor with respect to any Funded Debt of ours, except the notes.

If at any time following any release of a Subsidiary Guarantor from its initial guarantee of the notes pursuant to the third bullet point in the preceding paragraph, the Subsidiary Guarantor again guarantees or co-issues any of our Funded Debt (other than our obligations under the Indenture), then the Parent Guarantor will cause the Subsidiary Guarantor to again guarantee the notes in accordance with the Indenture.

No Sinking Fund

We are not required to make mandatory redemption or sinking fund payments with respect to the notes.

MATERIAL U.S. TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax considerations of purchasing, owning and disposing of the notes. This discussion applies only to initial holders of the notes who acquire the notes for a price equal to the issue price of the notes and who hold the notes as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended. The issue price of the notes is the first price at which a substantial amount of the notes is sold other than to bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers.

In this discussion, we do not purport to address all tax considerations that may be important to a particular holder in light of the holder’s circumstances, or to certain categories of investors that may be subject to special rules, such as:

•	dealers in securities or currencies;

•	traders in securities;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	persons holding notes as part of a hedge, straddle, conversion or other “synthetic security” or integrated transaction;

•	certain U.S. expatriates;

•	financial institutions;

•	insurance companies;

•	entities that are tax-exempt for U.S. federal income tax purposes; and

•	partnerships and other pass-through entities and holders of interests therein.

This discussion is included for general information only and does not address all of the aspects of U.S. federal income taxation that may be relevant to you in light of your particular investment or other circumstances. In addition, this discussion does not address any state or local, foreign, or other tax consequences. This discussion is based on U.S. federal income tax law, including the provisions of the Internal Revenue Code, Treasury regulations, administrative rulings and judicial authority, all as in effect as of the date of this prospectus supplement. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of purchasing, owning and disposing of notes as described below. Before you purchase notes, you should consult your own tax advisor regarding the particular U.S. federal income, state and local, foreign and other tax consequences of acquiring, owning and disposing of notes that may be applicable to you.

U.S. Holders

The following summary applies to you only if you are a U.S. holder (as defined below).

Definition of a U.S. Holder

A “U.S. holder” is a beneficial owner of a note or notes who or which is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity classified as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision of the United States, including any state;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of the source of that income; or

•	a trust, if, in general, a U.S. court is able to exercise primary supervision over the trust’s administration and one or more United States persons (within the meaning of the Internal Revenue Code) have the authority to control all of the trust’s substantial decisions, or the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is a beneficial owner of notes, the treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. Holders of notes that are a partnership or partners in such partnership are urged to consult their own tax advisors regarding the U.S. federal income tax consequences of purchasing, owning and disposing of the notes.

Payments of Interest

Interest on your notes will be taxed as ordinary interest income. In addition:

•	if you use the cash method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that you receive the interest; and

•	if you use the accrual method of accounting for U.S. federal income tax purposes, you will have to include the interest on your notes in your gross income at the time that the interest accrues.

Sale or Other Disposition of Notes

When you sell or otherwise dispose of your notes in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•	the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which will be taxable as ordinary income to the extent you have not previously included the accrued interest in income; and

•	your adjusted tax basis in the notes.

Your adjusted tax basis in your notes generally will equal the amount you paid for the notes. Your gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if at the time of the sale or other taxable disposition you have held the notes for more than one year. Subject to limited exceptions, your capital losses cannot be used to offset your ordinary income. If you are a non-corporate U.S. holder, your long-term capital gain generally will be subject to a maximum tax rate of 15% for taxable years beginning on or before December 31, 2010. For taxable years beginning on or after January 1, 2011, the long-term capital gain rate is currently scheduled to increase to 20%.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments and to the proceeds of sales before maturity. These amounts generally must be reported to the Internal Revenue Service and to you. In general, “backup withholding” may apply:

•	to any payments made to you of interest on your notes, and

•	to payment of the proceeds of a sale or other disposition of your notes before maturity,

if you are a non-corporate U.S. holder and fail to provide a correct taxpayer identification number, certified under penalties of perjury, or otherwise fail to comply with applicable requirements of the backup withholding rules.

The applicable backup-withholding rate will be the fourth lowest income tax rate applicable to unmarried individuals for the relevant taxable year. Presently, the backup withholding rate is 28%. The backup withholding tax is not an additional tax and may be credited against your U.S. federal income tax liability if the required information is provided to the Internal Revenue Service.

Non-U.S. Holders

The following summary applies to you if you are not a U.S. holder (as defined above) and are not a partnership (including an entity treated as a partnership for U.S. federal income tax purposes). An individual may, subject to exceptions, be deemed to be a resident alien, as opposed to a non-resident alien, by, among other ways, being present in the United States:

•	on at least 31 days in the calendar year, and

•	for an aggregate of at least 183 days during a three-year period ending in the current calendar year, counting for these purposes all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year.

Resident aliens are subject to U.S. federal income tax as if they were U.S. citizens.

U.S. Federal Withholding Tax

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal withholding tax will not apply to payments by us or our paying agent (in its capacity as such) of interest on your notes under the “portfolio interest” exception of the Internal Revenue Code, provided that interest on the notes is not effectively connected with your conduct of a trade or business in the United States and:

•	you do not, directly or indirectly, actually or constructively, own (including through an interest in Enterprise Parent) 10% or more of the interests in our capital or profits; and

•	you are not a controlled foreign corporation for U.S. federal income tax purposes that is related, directly or indirectly, to us through sufficient stock ownership (as provided in the Internal Revenue Code); and

•	you certify as to your foreign status by providing a properly executed IRS Form W-8BEN or appropriate substitute form to us or our paying agent or a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds your notes on your behalf and that certifies to us or our paying agent under penalties of perjury that it has received from you your signed, written statement and provides us or our paying agent with a copy of this statement.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from (or a reduction of) withholding under a U.S. income tax treaty, or you provide us with a properly executed IRS Form W-8ECI claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States, in which case you generally will be subject to U.S. income tax on a net income basis on such payments of interest (see “U.S. Federal Income Tax” below).

U.S. Federal Income Tax

Except for the possible application of U.S. federal withholding tax (as described immediately above) and backup withholding tax (see “Backup Withholding and Information Reporting” below), you generally will not have to pay U.S. federal income tax on payments of interest on your notes, or on any gain or income realized from the sale, redemption, retirement at maturity or other disposition of your notes (subject to, in the case of proceeds representing accrued interest, the conditions described in “U.S. Federal Withholding Tax” immediately above) unless:

•	in the case of gain, you are an individual who is present in the United States for 183 days or more during the taxable year of the sale or other taxable disposition of your notes and specific other conditions are present; or

•	the income or gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is attributable to a U.S. “permanent establishment” maintained by you.

If you are engaged in a trade or business in the United States and interest, gain or any other income attributable to your notes is effectively connected with the conduct of your trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you generally will be subject to U.S. income tax on a net income basis on such interest, gain or income. In this instance, however, the interest on your notes will be exempt from the 30% U.S. withholding tax discussed immediately above under “U.S. Federal Withholding Tax” if you provide a properly executed IRS Form W-8ECI or appropriate substitute form to us or our paying agent on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest and gain on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

Payments of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the U.S. Internal Revenue Service and to you. Backup withholding will not apply to payments made by us or our paying agent (in its capacity as such) to you if you have provided the required certification that you are a non-U.S. holder as described in “U.S. Federal Withholding Tax” above, and if neither we nor our paying agent has actual knowledge or reason to know that you are a U.S. holder (as described in “— U.S. Holders — Definition of a U.S. Holder” above).

The gross proceeds from the disposition of your notes may be subject to information reporting and backup withholding tax. If you sell your notes outside the United States through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made outside the United States, if you sell your notes through a non-U.S. office of a broker that:

•	is a United States person (as defined in the Internal Revenue Code);

•	derives 50% or more of its gross income in specific periods from the conduct of a trade or business in the United States;

•	is a “controlled foreign corporation” for U.S. federal income tax purposes; or

•	is a foreign partnership that, at any time during its taxable year, has more than 50% of its income or capital interests owned by United States persons or is engaged in the conduct of a U.S. trade or business;

unless the broker has documentary evidence in its files that you are not a United States person and certain other conditions are met or you otherwise establish an exemption. If you receive payments of the proceeds of a sale of your notes to or through a U.S. office of a broker, the payment is subject to both U.S. backup withholding and information reporting unless you provide an IRS Form W-8BEN certifying that you are not a United States person or you otherwise establish an exemption.

You should consult your own tax advisor regarding application of backup withholding in your particular circumstances and the availability of and procedure for obtaining an exemption from backup withholding under current Treasury regulations. Any amounts withheld under the backup withholding rules from a payment to you will be allowed as a refund or credit against your U.S. federal income tax liability, provided that the required information is furnished to the Internal Revenue Service.

CERTAIN ERISA CONSIDERATIONS

A fiduciary of a pension, profit-sharing or other employee benefit plan subject to Section 406 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), a plan or other arrangement subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”), or a plan or other arrangement subject to any other law or other restrictions materially similar to Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) (each, a “Plan”), should consider the fiduciary standards of ERISA or Similar Law in the context of such a Plan’s particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether such an investment is in accordance with the documents governing the Plan and whether the investment is appropriate for the Plan in view of its overall investment policy and the prudence and diversification requirements of ERISA or Similar Law.

The notes may not be sold to any Plan unless either (i) the purchase and holding of the notes would not be a transaction prohibited under Section 406 of ERISA, Section 4975 of the Code or Similar Law, or (ii) an exemption under ERISA, the Code or Similar Law or one of the following Prohibited Transaction Class Exemptions (“PTCE”) issued by the U.S. Department of Labor (or a materially similar exemption or exception under Similar Law) applies to the purchase, holding and disposition of the notes:

•	PTCE 96-23 for transactions determined by in-house asset managers;

•	PTCE 95-60 for transactions involving insurance company general accounts;

•	PTCE 91-38 for transactions involving bank collective investment funds;

•	PTCE 90-1 for transactions involving insurance company pooled separate accounts; or

•	PTCE 84-14 for transactions determined by independent qualified professional asset managers.

Any purchaser of the notes or any interest therein and any subsequent transferee will be deemed to have represented and warranted to us on each day from and including the date of its purchase of such notes through and including the date of its disposition of such notes that either:

(a)	Plan assets under ERISA and the regulations issued thereunder, or under any Similar Law, are not being used to acquire the notes; or

(b)	Plan assets as so defined are being used to acquire such notes but the purchase, holding and disposition of such notes either (1) are not and will not be a “prohibited transaction” within the meaning of ERISA, the Code or Similar Law or (2) are and will be exempt from the prohibited transaction rules under ERISA, the Code and Similar Law under a provision of ERISA, the Code or Similar Law or by one or more of the following prohibited transaction exemptions: PTCE 96-23, 95-60, 91-38, 90-1 or 84-14, or a materially similar exemption or exception under Similar Law.

The discussion set forth above is general in nature and is not intended to be complete. Accordingly, it is important that any person considering the purchase of notes with Plan assets consult with its counsel regarding the consequences under ERISA, the Code or other Similar Law of the acquisition and ownership of the notes. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA, the Code or any Similar Law. The sale of the notes to a Plan is in no respect a representation by us or the underwriters that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement, dated the date of this prospectus supplement, between us and the underwriters named below, we have agreed to sell to each of the underwriters, and the underwriters have agreed, severally and not jointly, to purchase, the principal amount of the notes set forth opposite their respective names below:

Underwriters	Principal Amount

Barclays Capital Inc.	$83,333,000
DnB NOR Markets, Inc.	83,333,000
Mizuho Securities USA Inc.	83,335,000
Greenwich Capital Markets, Inc.	83,333,000
Scotia Capital (USA) Inc.	83,333,000
Wachovia Capital Markets, LLC	83,333,000

Total	$500,000,000

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. Under the terms of the underwriting agreement, the underwriters are committed to purchase all of the notes if any are purchased.

The underwriters propose initially to offer the notes to the public at the public offering price set forth on the cover page of this prospectus supplement and may offer the notes to certain dealers at such price less a concession not in excess of 0.350% of the principal amount of the notes. The underwriters may allow a discount not in excess of 0.200% of the principal amount of the notes on sales to certain other brokers and dealers. After this initial public offering, the public offering price, concession and discount may be changed.

The following table summarizes the compensation to be paid by us to the underwriters.

	Per Note	Total

Underwriting discount paid by us	0.600%	$3,000,000

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

We do not intend to apply for listing of the notes on a national securities exchange. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to whether or not a trading market for the notes will develop or as to the liquidity of any trading market for the notes which may develop.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time. Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

We, Enterprise Parent and certain of our affiliates have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, or to contribute to payments the underwriters may be required to make because of those liabilities.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory, commercial banking and investment banking services for us and our affiliates, for which they received or will receive customary fees and expense reimbursement. An affiliate of Greenwich Capital Markets, Inc. was sole lead arranger for our $375 million credit facility, and an affiliate of Mizuho Securities USA Inc. was sole lead arranger and lender for our Japanese yen term loan. Affiliates of all of the underwriters are lenders under our multi-year revolving credit facility. These affiliates will receive their respective share of any repayment by us of amounts outstanding under the multi-year revolving credit facility from the proceeds of this offering. Because the underwriters or their affiliates or associated persons are expected to receive more than 10% of the proceeds of the offering as repayment for such debt, the offering is made in compliance with the applicable provisions of Section 2710(h)(1) and Rule 2720 of the NASD Conduct Rules. Because the notes are investment-grade rated by one or more nationally recognized statistical rating agencies, compliance with these rules only requires the disclosure set forth in this paragraph.

A prospectus in electronic format may be made available by one or more of the underwriters or their affiliates. The representatives may agree to allocate notes to underwriters for sale to their online brokerage account holders. The representatives will allocate notes to underwriters that may make Internet distributions on the same basis as other allocations. In addition, notes may be sold by the underwriters to securities dealers who resell notes to online brokerage account holders.

Other than the prospectus in electronic format, the information on any underwriter’s web site and any information contained in any other web site maintained by an underwriter is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or any underwriter in its capacity as an underwriter and should not be relied upon by investors.

VALIDITY OF SECURITIES

Andrews Kurth LLP, Houston, Texas, will pass on the validity of the notes, the Guarantees and certain federal income tax matters related to the notes for Enterprise Parent and us. Certain legal matters with respect to the notes and the Guarantees will be passed upon for the underwriters by Baker Botts L.L.P., Houston, Texas. Baker Botts L.L.P. performs legal services for Enterprise Parent and us from time to time on matters unrelated to this offering.

EXPERTS

The (i) consolidated financial statements and management’s report on the effectiveness of internal control over financial reporting of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2007, and (ii) the balance sheet of Enterprise Products GP, LLC as of December 31, 2007, incorporated in this prospectus supplement by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 14, 2008, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Enterprise Parent files annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any document Enterprise Parent files at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Enterprise Parent’s filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by Enterprise Parent can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002. Enterprise Parent maintains an Internet Website at www.eprod.com. On the Investor Relations page of that site, Enterprise Parent provides access to its SEC filings free of charge as soon as reasonably practicable after filing with the Commission. The information on this Internet Website is not incorporated in this prospectus supplement or the accompanying prospectus by reference and you should not consider it a part of this prospectus supplement or the accompanying prospectus.

The Commission allows Enterprise Parent to incorporate by reference into this prospectus supplement and the accompanying prospectus the information Enterprise Parent files with it, which means that Enterprise Parent can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus supplement, and later information that Enterprise Parent files with the Commission will automatically update and supersede this information. Enterprise Parent incorporates by reference the documents listed below and any future filings it makes with the Commission under section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2007;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2008, June 30, 2008 and September 30, 2008;

•	Current Reports on Form 8-K filed with the Commission on February 4, 2008, February 26, 2008, March 14, 2008, March 28, 2008, April 3, 2008, April 16, 2008, May 19, 2008, July 7, 2008, July 30, 2008, August 18, 2008, August 20, 2008, November 13, 2008 and November 18, 2008;

•	Current Report on Form 8-K/A filed with the Commission on January 3, 2008; and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on May 15, 2007, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, a copy of any and all of its filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus supplement and some of the documents we have incorporated herein by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. When used in this prospectus supplement or the documents we have incorporated herein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct.

Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	our failure to successfully integrate our operations with assets or companies we acquire.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus supplement and in the accompanying prospectus and in Enterprise Parent’s Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission on February 29, 2008, as well as its subsequent Quarterly Reports on Form 10-Q.

PROSPECTUS

Enterprise Products Partners L.P.
Enterprise Products Operating LLC

COMMON UNITS

DEBT SECURITIES

We may offer an unlimited number and amount of the following securities under this prospectus:

•	common units representing limited partner interests in Enterprise Products Partners L.P.; and

•	debt securities of Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.), which will be guaranteed by its parent company, Enterprise Products Partners L.P.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities we will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read carefully this prospectus and any prospectus supplement before you invest. You should also read the documents we have referred you to in the “Where You Can Find More Information” section of this prospectus for information about us, including our financial statements.

Our common units are listed on the New York Stock Exchange under the trading symbol “EPD.”

Unless otherwise specified in a prospectus supplement, the senior debt securities, when issued, will be unsecured and will rank equally with our other unsecured and unsubordinated indebtedness. The subordinated debt securities, when issued, will be subordinated in right of payment to our senior debt.

Investing in our common units and debt securities involves risks. Limited partnerships are inherently different from corporations. You should review carefully “Risk Factors” beginning on page 2 for a discussion of important risks you should consider before investing on our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus may not be used to consummate sales of securities by the registrants unless accompanied by a prospectus supplement.

The date of this prospectus is August 27, 2007.

ABOUT THIS PROSPECTUS	iii
OUR COMPANY	1
RISK FACTORS	2
USE OF PROCEEDS	2
RATIO OF EARNINGS TO FIXED CHARGES	2
DESCRIPTION OF DEBT SECURITIES	3
General	3
Guarantee	4
Certain Covenants	4
Events of Default	8
Amendments and Waivers	9
Defeasance and Discharge	11
Subordination	12
Book-Entry System	13
Limitations on Issuance of Bearer Securities	15
No Recourse Against General Partner	15
Concerning the Trustee	16
Governing Law	16
DESCRIPTION OF OUR COMMON UNITS	16
Meetings/Voting	16
Status as Limited Partner or Assignee	16
Limited Liability	17
Reports and Records	17
CASH DISTRIBUTION POLICY	18
Distributions of Available Cash	18
Operating Surplus and Capital Surplus	18
Distributions of Available Cash from Operating Surplus	19
Incentive Distributions	19
Distributions from Capital Surplus	20
Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels	20
Distributions of Cash upon Liquidation	21
DESCRIPTION OF OUR PARTNERSHIP AGREEMENT	22
Purpose	22
Power of Attorney	22
Voting Rights	22
Reimbursements of Our General Partner	23
Issuance of Additional Securities	23
Amendments to Our Partnership Agreement	23
Withdrawal or Removal of Our General Partner	24
Liquidation and Distribution of Proceeds	25
Transfer of Ownership Interests in Our General Partner	25
Change of Management Provisions	25
Limited Call Right	25
Indemnification	26
Registration Rights	26
MATERIAL U.S. TAX CONSEQUENCES	26
Partnership Status	27

i

Limited Partner Status	28
Tax Consequences of Unit Ownership	28
Tax Treatment of Operations	33
Disposition of Common Units	33
Uniformity of Units	35
Tax-Exempt Organizations and Other Investors	36
Administrative Matters	37
State, Local, Foreign and Other Tax Considerations	39
INVESTMENT IN ENTERPRISE PRODUCTS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS	39
PLAN OF DISTRIBUTION	41
WHERE YOU CAN FIND MORE INFORMATION	41
FORWARD-LOOKING STATEMENTS	42
LEGAL MATTERS	43
EXPERTS	43

You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information incorporated by reference or provided in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document.

Unless the context requires otherwise or unless otherwise noted, “our,” “we,” “us” and “Enterprise” as used in this prospectus refer to Enterprise Products Partners L.P. and Enterprise Products Operating LLC and its subsidiaries and unconsolidated affiliates.

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ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we file with the Securities and Exchange Commission (the “Commission”) using a “shelf” registration process. Under this shelf process, we may offer from time to time an unlimited number and amount of our securities. Each time we offer securities, we will provide you with a prospectus supplement that will describe, among other things, the specific amounts, types and prices of the securities being offered and the terms of the offering. Any prospectus supplement may add, update or change information contained or incorporated by reference in this prospectus. Any statement that we make in or incorporate by reference in this prospectus will be modified or superseded by any inconsistent statement made by us in a prospectus supplement. Therefore, you should read this prospectus (including any documents incorporated by reference) and any attached prospectus supplement before you invest in our securities.

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OUR COMPANY

We are a North American midstream energy company that provides a wide range of services to producers and consumers of natural gas, natural gas liquids, or NGLs, crude oil and certain petrochemicals, and are an industry leader in the development of pipeline and other midstream infrastructure in the continental United States and Gulf of Mexico. Our midstream asset network links producers of natural gas, NGLs and crude oil from some of the largest supply basins in the United States, Canada and the Gulf of Mexico with domestic consumers and international markets. We operate an integrated midstream asset network within the United States that includes natural gas gathering, processing, transportation and storage; NGL fractionation (or separation), transportation, storage and import and export terminaling; crude oil transportation; and offshore production platform services. NGL products (ethane, propane, normal butane, isobutane and natural gasoline) are used as raw materials by the petrochemical industry, as feedstocks by refiners in the production of motor gasoline and as fuel by industrial and residential users.

For the year ended December 31, 2006, Enterprise had consolidated revenues of $14.0 billion, operating income of $860.1 million and net income of $601.2 million. For the six months ended June 30, 2007, Enterprise had consolidated revenues of $7.5 billion, operating income of $402.5 million and net income of $254.2 million.

Our Business Segments

We have four reportable business segments: (i) NGL Pipelines & Services; (ii) Onshore Natural Gas Pipelines & Services; (iii) Offshore Pipelines & Services; and (iv) Petrochemical Services. Our business segments are generally organized and managed along our asset base according to the type of services rendered (or technology employed) and products produced and/or sold.

NGL Pipelines & Services.  Our NGL Pipelines & Services business segment includes our (i) natural gas processing business and related NGL marketing activities, (ii) NGL pipelines aggregating approximately 13,700 miles and related storage facilities including our Mid-America Pipeline System and (iii) NGL fractionation facilities located in Texas and Louisiana. This segment also includes our import and export terminal operations.

Onshore Natural Gas Pipelines & Services.  Our Onshore Natural Gas Pipelines & Services business segment includes approximately 18,889 miles of onshore natural gas pipeline systems that provide for the gathering and transmission of natural gas in Alabama, Colorado, Louisiana, Mississippi, New Mexico, Texas and Wyoming. In addition, we own two salt dome natural gas storage facilities located in Mississippi and lease natural gas storage facilities located in Texas and Louisiana.

Offshore Pipelines & Services.  Our Offshore Pipelines & Services business segment includes (i) approximately 1,586 miles of offshore natural gas pipelines strategically located to serve production areas including some of the most active drilling and development regions in the Gulf of Mexico, (ii) approximately 863 miles of offshore Gulf of Mexico crude oil pipeline systems and (iii) six multi-purpose offshore hub platforms located in the Gulf of Mexico with crude oil or natural gas processing capabilities.

Petrochemical Services.  Our Petrochemical Services business segment includes four propylene fractionation facilities, an isomerization complex and an octane additive production facility. This segment also includes approximately 679 miles of petrochemical pipeline systems.

We provide the foregoing services directly and through our subsidiaries and unconsolidated affiliates.

Our principal offices, including those of Enterprise, are located at 1100 Louisiana Street, 10th Floor, Houston, Texas 77002, and our and Enterprise’s telephone number is (713) 381-6500.

RISK FACTORS

Limited partner interests are inherently different from the capital stock of a corporation, although many of the business risks to which we are subject are similar to those that would be faced by a corporation engaged in a similar business. Before you invest in our securities, you should carefully consider the risk factors included in our most-recent annual report on Form 10-K and our quarterly reports on Form 10-Q that are incorporated herein by reference and those that may be included in the applicable prospectus supplement, together with all of the other information included in this prospectus, any prospectus supplement and the documents we incorporate by reference in evaluating an investment in our securities.

If any of the risks discussed in the foregoing documents were actually to occur, our business, financial condition, results of operations, or cash flow could be materially adversely affected. In that case, our ability to make distributions to our unitholders or pay interest on, or the principal of, any debt securities, may be reduced, the trading price of our securities could decline and you could lose all or part of your investment.

USE OF PROCEEDS

We will use the net proceeds from any sale of securities described in this prospectus for future business acquisitions and other general corporate purposes, such as working capital, investments in subsidiaries, the retirement of existing debt and/or the repurchase of common units or other securities. The prospectus supplement will describe the actual use of the net proceeds from the sale of securities. The exact amounts to be used and when the net proceeds will be applied to corporate purposes will depend on a number of factors, including our funding requirements and the availability of alternative funding sources.

RATIO OF EARNINGS TO FIXED CHARGES

Enterprise’s ratio of earnings to fixed charges for each of the periods indicated is as follows:

									Six Months Ended
Year Ended December 31,									June 30,
2002	2003		2004		2005		2006		2007

2.07x	2.02	x	2.69	x	2.69	x	2.94	x	2.42x

For purposes of computing the ratio of earnings to fixed charges, “earnings” is the aggregate of the following items:

•	pre-tax income or loss from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	plus fixed charges;

•	plus distributed income of equity investees;

•	less capitalized interest; and

•	less minority interest in pre-tax income of subsidiaries that have not incurred fixed charges.

The term “fixed charges” means the sum of the following:

•	interest expensed and capitalized, including amortized premiums, discounts and capitalized expenses related to indebtedness; and

•	an estimate of the interest within rental expenses.

DESCRIPTION OF DEBT SECURITIES

In this Description of Debt Securities references to the “Issuer” mean only Enterprise Products Operating LLC (successor to Enterprise Products Operating L.P.) and not its subsidiaries. References to the “Guarantor” mean only Enterprise Products Partners L.P. and not its subsidiaries. References to “we” and “us” mean the Issuer and the Guarantor collectively.

The debt securities will be issued under an Indenture dated as of October 4, 2004 as amended by supplemental indenture (the “Indenture”), among the Issuer, the Guarantor, and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The terms of the debt securities will include those expressly set forth in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Capitalized terms used in this Description of Debt Securities have the meanings specified in the Indenture.

This Description of Debt Securities is intended to be a useful overview of the material provisions of the debt securities and the Indenture. Since this Description of Debt Securities is only a summary, you should refer to the Indenture for a complete description of our obligations and your rights.

General

The Indenture does not limit the amount of debt securities that may be issued thereunder. Debt securities may be issued under the Indenture from time to time in separate series, each up to the aggregate amount authorized for such series. The debt securities will be general obligations of the Issuer and the Guarantor and may be subordinated to Senior Indebtedness of the Issuer and the Guarantor. See “— Subordination.”

A prospectus supplement and a supplemental indenture (or a resolution of our Board of Directors and accompanying officers’ certificate) relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the form and title of the debt securities;

•	the total principal amount of the debt securities;

•	the portion of the principal amount which will be payable if the maturity of the debt securities is accelerated;

•	the currency or currency unit in which the debt securities will be paid, if not U.S. dollars;

•	any right we may have to defer payments of interest by extending the dates payments are due whether interest on those deferred amounts will be payable as well;

•	the dates on which the principal of the debt securities will be payable;

•	the interest rate which the debt securities will bear and the interest payment dates for the debt securities;

•	any optional redemption provisions;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	any changes to or additional Events of Default or covenants;

•	whether the debt securities are to be issued as Registered Securities or Bearer Securities or both; and any special provisions for Bearer Securities;

•	the subordination, if any, of the debt securities and any changes to the subordination provisions of the Indenture; and

•	any other terms of the debt securities.

The prospectus supplement will also describe any material United States federal income tax consequences or other special considerations applicable to the applicable series of debt securities, including those applicable to:

•	Bearer Securities;

•	debt securities with respect to which payments of principal, premium or interest are determined with reference to an index or formula, including changes in prices of particular securities, currencies or commodities;

•	debt securities with respect to which principal, premium or interest is payable in a foreign or composite currency;

•	debt securities that are issued at a discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates; and

•	variable rate debt securities that are exchangeable for fixed rate debt securities.

At our option, we may make interest payments, by check mailed to the registered holders thereof or, if so stated in the applicable prospectus supplement, at the option of a holder by wire transfer to an account designated by the holder. Except as otherwise provided in the applicable prospectus supplement, no payment on a Bearer Security will be made by mail to an address in the United States or by wire transfer to an account in the United States.

Registered Securities may be transferred or exchanged, and they may be presented for payment, at the office of the Trustee or the Trustee’s agent in New York City indicated in the applicable prospectus supplement, subject to the limitations provided in the Indenture, without the payment of any service charge, other than any applicable tax or governmental charge. Bearer Securities will be transferable only by delivery. Provisions with respect to the exchange of Bearer Securities will be described in the applicable prospectus supplement.

Any funds we pay to a paying agent for the payment of amounts due on any debt securities that remain unclaimed for two years will be returned to us, and the holders of the debt securities must thereafter look only to us for payment thereof.

Guarantee

The Guarantor will unconditionally guarantee to each holder and the Trustee the full and prompt payment of principal of, premium, if any, and interest on the debt securities, when and as the same become due and payable, whether at maturity, upon redemption or repurchase, by declaration of acceleration or otherwise.

Certain Covenants

Except as set forth below or as may be provided in a prospectus supplement and supplemental indenture, neither the Issuer nor the Guarantor is restricted by the Indenture from incurring any type of indebtedness or other obligation, from paying dividends or making distributions on its partnership interests or capital stock or purchasing or redeeming its partnership interests or capital stock. The Indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the Indenture does not contain any provisions that would require the Issuer to repurchase or redeem or otherwise modify the terms of any of the debt securities upon a change in control or other events involving the Issuer which may adversely affect the creditworthiness of the debt securities.

Limitations on Liens.  The Indenture provides that the Guarantor will not, nor will it permit any Subsidiary to, create, assume, incur or suffer to exist any mortgage, lien, security interest, pledge, charge or other encumbrance (“liens”) other than Permitted Liens (as defined below) upon any Principal Property (as defined below) or upon any shares of capital stock of any Subsidiary owning or leasing, either directly or through ownership in another Subsidiary, any Principal Property (a “Restricted Subsidiary”), whether owned or leased on the date of the Indenture or thereafter acquired, to secure any indebtedness for borrowed money

(“debt”) of the Guarantor or the Issuer or any other person (other than the debt securities), without in any such case making effective provision whereby all of the debt securities outstanding shall be secured equally and ratably with, or prior to, such debt so long as such debt shall be so secured.

In the Indenture, the term “Consolidated Net Tangible Assets” means, at any date of determination, the total amount of assets of the Guarantor and its consolidated subsidiaries after deducting therefrom:

(1) all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2) the value (net of any applicable reserves) of all goodwill, trade names, trademarks, patents and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on the consolidated balance sheet of the Guarantor and its consolidated subsidiaries for the Guarantor’s most recently completed fiscal quarter, prepared in accordance with generally accepted accounting principles.

“Permitted Liens” means:

(1) liens upon rights-of-way for pipeline purposes;

(2) any statutory or governmental lien or lien arising by operation of law, or any mechanics’, repairmen’s, materialmen’s, suppliers’, carriers’, landlords’, warehousemen’s or similar lien incurred in the ordinary course of business which is not yet due or which is being contested in good faith by appropriate proceedings and any undetermined lien which is incidental to construction, development, improvement or repair; or any right reserved to, or vested in, any municipality or public authority by the terms of any right, power, franchise, grant, license, permit or by any provision of law, to purchase or recapture or to designate a purchaser of, any property;

(3) liens for taxes and assessments which are (a) for the then current year, (b) not at the time delinquent, or (c) delinquent but the validity or amount of which is being contested at the time by the Guarantor or any Subsidiary in good faith by appropriate proceedings;

(4) liens of, or to secure performance of, leases, other than capital leases; or any lien securing industrial development, pollution control or similar revenue bonds;

(5) any lien upon property or assets acquired or sold by the Guarantor or any Subsidiary resulting from the exercise of any rights arising out of defaults on receivables;

(6) any lien in favor of the Guarantor or any Subsidiary; or any lien upon any property or assets of the Guarantor or any Subsidiary in existence on the date of the execution and delivery of the Indenture;

(7) any lien in favor of the United States of America or any state thereof, or any department, agency or instrumentality or political subdivision of the United States of America or any state thereof, to secure partial, progress, advance, or other payments pursuant to any contract or statute, or any debt incurred by the Guarantor or any Subsidiary for the purpose of financing all or any part of the purchase price of, or the cost of constructing, developing, repairing or improving, the property or assets subject to such lien;

(8) any lien incurred in the ordinary course of business in connection with workmen’s compensation, unemployment insurance, temporary disability, social security, retiree health or similar laws or regulations or to secure obligations imposed by statute or governmental regulations;

(9) liens in favor of any person to secure obligations under provisions of any letters of credit, bank guarantees, bonds or surety obligations required or requested by any governmental authority in connection with any contract or statute; or any lien upon or deposits of any assets to secure performance of bids, trade contracts, leases or statutory obligations;

(10) any lien upon any property or assets created at the time of acquisition of such property or assets by the Guarantor or any Subsidiary or within one year after such time to secure all or a portion of the purchase price for such property or assets or debt incurred to finance such purchase price, whether such debt was incurred prior to, at the time of or within one year after the date of such acquisition; or

any lien upon any property or assets to secure all or part of the cost of construction, development, repair or improvements thereon or to secure debt incurred prior to, at the time of, or within one year after completion of such construction, development, repair or improvements or the commencement of full operations thereof (whichever is later), to provide funds for any such purpose;

(11) any lien upon any property or assets existing thereon at the time of the acquisition thereof by the Guarantor or any Subsidiary and any lien upon any property or assets of a person existing thereon at the time such person becomes a Subsidiary by acquisition, merger or otherwise; provided that, in each case, such lien only encumbers the property or assets so acquired or owned by such person at the time such person becomes a Subsidiary;

(12) liens imposed by law or order as a result of any proceeding before any court or regulatory body that is being contested in good faith, and liens which secure a judgment or other court-ordered award or settlement as to which the Guarantor or the applicable Subsidiary has not exhausted its appellate rights;

(13) any extension, renewal, refinancing, refunding or replacement (or successive extensions, renewals, refinancing, refunding or replacements) of liens, in whole or in part, referred to in clauses (1) through (12) above; provided, however, that any such extension, renewal, refinancing, refunding or replacement lien shall be limited to the property or assets covered by the lien extended, renewed, refinanced, refunded or replaced and that the obligations secured by any such extension, renewal, refinancing, refunding or replacement lien shall be in an amount not greater than the amount of the obligations secured by the lien extended, renewed, refinanced, refunded or replaced and any expenses of the Guarantor and its Subsidiaries (including any premium) incurred in connection with such extension, renewal, refinancing, refunding or replacement; or

(14) any lien resulting from the deposit of moneys or evidence of indebtedness in trust for the purpose of defeasing debt of the Guarantor or any Subsidiary.

“Principal Property” means, whether owned or leased on the date of the Indenture or thereafter acquired:

(1) any pipeline assets of the Guarantor or any Subsidiary, including any related facilities employed in the transportation, distribution, storage or marketing of refined petroleum products, natural gas liquids, and petrochemicals, that are located in the United States of America or any territory or political subdivision thereof; and

(2) any processing or manufacturing plant or terminal owned or leased by the Guarantor or any Subsidiary that is located in the United States or any territory or political subdivision thereof,

except, in the case of either of the foregoing clauses (1) or (2):

(a) any such assets consisting of inventories, furniture, office fixtures and equipment (including data processing equipment), vehicles and equipment used on, or useful with, vehicles; and

(b) any such assets, plant or terminal which, in the opinion of the board of directors of the general partner of the Issuer, is not material in relation to the activities of the Issuer or of the Guarantor and its Subsidiaries taken as a whole.

“Subsidiary” means:

(1) the Issuer; or

(2) any corporation, association or other business entity of which more than 50% of the total voting power of the equity interests entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof or any partnership of which more than 50% of the partners’ equity interests (considering all partners’ equity interests as a single class) is, in each case, at the time owned or controlled, directly or indirectly, by the Guarantor, the Issuer or one or more of the other Subsidiaries of the Guarantor or the Issuer or combination thereof.

Notwithstanding the preceding, under the Indenture, the Guarantor may, and may permit any Subsidiary to, create, assume, incur, or suffer to exist any lien (other than a Permitted Lien) upon any Principal Property or capital stock of a Restricted Subsidiary to secure debt of the Guarantor, the Issuer or any other person (other than the debt securities), without securing the debt securities, provided that the aggregate principal amount of all debt then outstanding secured by such lien and all similar liens, together with all Attributable Indebtedness from Sale-Leaseback Transactions (excluding Sale-Leaseback Transactions permitted by clauses (1) through (4), inclusive, of the first paragraph of the restriction on sale-leasebacks covenant described below) does not exceed 10% of Consolidated Net Tangible Assets.

Restriction on Sale-Leasebacks.  The Indenture provides that the Guarantor will not, and will not permit any Subsidiary to, engage in the sale or transfer by the Guarantor or any Subsidiary of any Principal Property to a person (other than the Issuer or a Subsidiary) and the taking back by the Guarantor or any Subsidiary, as the case may be, of a lease of such Principal Property (a “Sale-Leaseback Transaction”), unless:

(1) such Sale-Leaseback Transaction occurs within one year from the date of completion of the acquisition of the Principal Property subject thereto or the date of the completion of construction, development or substantial repair or improvement, or commencement of full operations on such Principal Property, whichever is later;

(2) the Sale-Leaseback Transaction involves a lease for a period, including renewals, of not more than three years;

(3) the Guarantor or such Subsidiary would be entitled to incur debt secured by a lien on the Principal Property subject thereto in a principal amount equal to or exceeding the Attributable Indebtedness from such Sale-Leaseback Transaction without equally and ratably securing the debt securities; or

(4) the Guarantor or such Subsidiary, within a one-year period after such Sale-Leaseback Transaction, applies or causes to be applied an amount not less than the Attributable Indebtedness from such Sale-Leaseback Transaction to (a) the prepayment, repayment, redemption, reduction or retirement of any debt of the Guarantor or any Subsidiary that is not subordinated to the debt securities, or (b) the expenditure or expenditures for Principal Property used or to be used in the ordinary course of business of the Guarantor or its Subsidiaries.

“Attributable Indebtedness,” when used with respect to any Sale-Leaseback Transaction, means, as at the time of determination, the present value (discounted at the rate set forth or implicit in the terms of the lease included in such transaction) of the total obligations of the lessee for rental payments (other than amounts required to be paid on account of property taxes, maintenance, repairs, insurance, assessments, utilities, operating and labor costs and other items that do not constitute payments for property rights) during the remaining term of the lease included in such Sale-Leaseback Transaction (including any period for which such lease has been extended). In the case of any lease that is terminable by the lessee upon the payment of a penalty or other termination payment, such amount shall be the lesser of the amount determined assuming termination upon the first date such lease may be terminated (in which case the amount shall also include the amount of the penalty or termination payment, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the amount determined assuming no such termination.

Notwithstanding the preceding, under the Indenture the Guarantor may, and may permit any Subsidiary to, effect any Sale-Leaseback Transaction that is not excepted by clauses (1) through (4), inclusive, of the first paragraph under “— Restrictions on Sale-Leasebacks,” provided that the Attributable Indebtedness from such Sale-Leaseback Transaction, together with the aggregate principal amount of all other such Attributable Indebtedness deemed to be outstanding in respect of all Sale-Leaseback Transactions and all outstanding debt (other than the debt securities) secured by liens (other than Permitted Liens) upon Principal Properties or upon capital stock of any Restricted Subsidiary, do not exceed 10% of Consolidated Net Tangible Assets.

Merger, Consolidation or Sale of Assets.  The Indenture provides that each of the Guarantor and the Issuer may, without the consent of the holders of any of the debt securities, consolidate with or sell, lease, convey all or substantially all of its assets to, or merge with or into, any partnership, limited liability company or corporation if:

(1) the entity surviving any such consolidation or merger or to which such assets shall have been transferred (the “successor”) is either the Guarantor or the Issuer, as applicable, or the successor is a domestic partnership, limited liability company or corporation and expressly assumes all the Guarantor’s or the Issuer’s, as the case may be, obligations and liabilities under the Indenture and the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor);

(2) immediately after giving effect to the transaction no Default or Event of Default has occurred and is continuing; and

(3) the Issuer and the Guarantor have delivered to the Trustee an officers’ certificate and an opinion of counsel, each stating that such consolidation, merger or transfer complies with the Indenture.

The successor will be substituted for the Guarantor or the Issuer, as the case may be, in the Indenture with the same effect as if it had been an original party to the Indenture. Thereafter, the successor may exercise the rights and powers of the Guarantor or the Issuer, as the case may be, under the Indenture, in its name or in its own name. If the Guarantor or the Issuer sells or transfers all or substantially all of its assets, it will be released from all liabilities and obligations under the Indenture and under the debt securities (in the case of the Issuer) and the Guarantee (in the case of the Guarantor) except that no such release will occur in the case of a lease of all or substantially all of its assets.

Events of Default

Each of the following will be an Event of Default under the Indenture with respect to a series of debt securities:

(1) default in any payment of interest on any debt securities of that series when due, continued for 30 days;

(2) default in the payment of principal of or premium, if any, on any debt securities of that series when due at its stated maturity, upon optional redemption, upon declaration or otherwise;

(3) failure by the Guarantor or the Issuer to comply for 60 days after notice with its other agreements contained in the Indenture;

(4) certain events of bankruptcy, insolvency or reorganization of the Issuer or the Guarantor (the “bankruptcy provisions”); or

(5) the Guarantee ceases to be in full force and effect or is declared null and void in a judicial proceeding or the Guarantor denies or disaffirms its obligations under the Indenture or the Guarantee.

However, a default under clause (3) of this paragraph will not constitute an Event of Default until the Trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series notify the Issuer and the Guarantor of the default such default is not cured within the time specified in clause (3) of this paragraph after receipt of such notice.

An Event of Default for a particular series of debt securities will not necessarily constitute an Event of Default for any other series of debt securities that may be issued under the Indenture. If an Event of Default (other than an Event of Default described in clause (4) above) occurs and is continuing, the Trustee by notice to the Issuer, or the holders of at least 25% in principal amount of the outstanding debt securities of that series by notice to the Issuer and the Trustee, may, and the Trustee at the request of such holders shall, declare the principal of, premium, if any, and accrued and unpaid interest, if any, on all the debt securities of that series to be due and payable. Upon such a declaration, such principal, premium and accrued and unpaid interest will be due and payable immediately. If an Event of Default described in clause (4) above occurs and is continuing, the principal of, premium, if any, and accrued and unpaid interest on all the debt securities will become and be immediately due and payable without any declaration or other act on the part of the Trustee or any holders. However, the effect of such provision may be limited by applicable law. The holders of a majority in principal amount of the outstanding debt securities of a series may rescind any such acceleration with respect to the debt securities of that series and its consequences if rescission would not conflict with any judgment or decree of a court of competent jurisdiction and all existing Events of Default with respect to that series, other than the nonpayment of the principal of, premium, if any, and interest on the debt securities of that series that have become due solely by such declaration of acceleration, have been cured or waived.

Subject to the provisions of the Indenture relating to the duties of the Trustee, if an Event of Default with respect to a series of debt securities occurs and is continuing, the Trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any of the holders of debt securities of that series, unless such holders have offered to the Trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due, no holder of debt securities of any series may pursue any remedy with respect to the Indenture or the debt securities of that series unless:

(1) such holder has previously given the Trustee notice that an Event of Default with respect to the debt securities of that series is continuing;

(2) holders of at least 25% in principal amount of the outstanding debt securities of that series have requested the Trustee to pursue the remedy;

(3) such holders have offered the Trustee reasonable security or indemnity against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) the holders of a majority in principal amount of the outstanding debt securities of that series have not given the Trustee a direction that, in the opinion of the Trustee, is inconsistent with such request within such 60-day period.

Subject to certain restrictions, the holders of a majority in principal amount of the outstanding debt securities of each series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or of exercising any trust or power conferred on the Trustee with respect to that series of debt securities. The Trustee, however, may refuse to follow any direction that conflicts with law or the Indenture or that the Trustee determines is unduly prejudicial to the rights of any other holder of debt securities of that series or that would involve the Trustee in personal liability.

The Indenture provides that if a Default (that is, an event that is, or after notice or the passage of time would be, an Event of Default) with respect to the debt securities of a particular series occurs and is continuing and is known to the Trustee, the Trustee must mail to each holder of debt securities of that series notice of the Default within 90 days after it occurs. Except in the case of a Default in the payment of principal of, premium, if any, or interest on the debt securities of that series, the Trustee may withhold notice, but only if and so long as the Trustee in good faith determines that withholding notice is in the interests of the holders of debt securities of that series. In addition, the Issuer is required to deliver to the Trustee, within 120 days after the end of each fiscal year, an officers’ certificate as to compliance with all covenants in the Indenture and indicating whether the signers thereof know of any Default or Event of Default that occurred during the previous year. The Issuer also is required to deliver to the Trustee, within 30 days after the occurrence thereof, an officers’ certificate specifying any Default or Event of Default, its status and what action the Issuer is taking or proposes to take in respect thereof.

Amendments and Waivers

Amendments of the Indenture may be made by the Issuer, the Guarantor and the Trustee with the consent of the holders of a majority in principal amount of all debt securities of each series affected thereby then outstanding under the Indenture (including consents obtained in connection with a tender offer or exchange offer for the debt securities). However, without the consent of each holder of outstanding debt securities affected thereby, no amendment may, among other things:

(1) reduce the percentage in principal amount of debt securities whose holders must consent to an amendment;

(2) reduce the stated rate of or extend the stated time for payment of interest on any debt securities;

(3) reduce the principal of or extend the stated maturity of any debt securities;

(4) reduce the premium payable upon the redemption of any debt securities or change the time at which any debt securities may be redeemed;

(5) make any debt securities payable in money other than that stated in the debt securities;

(6) impair the right of any holder to receive payment of, premium, if any, principal of and interest on such holder’s debt securities on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder’s debt securities;

(7) make any change in the amendment provisions which require each holder’s consent or in the waiver provisions;

(8) release any security that may have been granted in respect of the debt securities; or

(9) release the Guarantor or modify the Guarantee in any manner adverse to the holders.

The holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected thereby, may waive compliance by the Issuer and the Guarantor with certain restrictive covenants on behalf of all holders of debt securities of such series, including those described under “— Certain Covenants — Limitations on Liens” and “— Certain Covenants — Restriction on Sale-Leasebacks.” The holders of a majority in principal amount of the outstanding debt securities of each series affected thereby, on behalf of all such holders, may waive any past Default or Event of Default with respect to that series (including any such waiver obtained in connection with a tender offer or exchange offer for the debt securities), except a Default or Event of Default in the payment of principal, premium or interest or in respect of a provision that under the Indenture that cannot be amended without the consent of all holders of the series of debt securities that is affected.

Without the consent of any holder, the Issuer, the Guarantor and the Trustee may amend the Indenture to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a successor of the obligations of the Guarantor or the Issuer under the Indenture;

(3) provide for uncertificated debt securities in addition to or in place of certificated debt securities (provided that the uncertificated debt securities are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated debt securities are described in Section 163(f)(2)(B) of the Code);

(4) add or release guarantees by any Subsidiary with respect to the debt securities, in either case as provided in the Indenture;

(5) secure the debt securities or a guarantee;

(6) add to the covenants of the Guarantor or the Issuer for the benefit of the holders or surrender any right or power conferred upon the Guarantor or the Issuer;

(7) make any change that does not adversely affect the rights of any holder;

(8) comply with any requirement of the Commission in connection with the qualification of the Indenture under the Trust Indenture Act; and

(9) issue any other series of debt securities under the Indenture.

The consent of the holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment requiring consent of the holders becomes effective, the Issuer is required to mail to the holders of an affected series a notice briefly describing such amendment. However, the failure to give such notice to all such holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance and Discharge

The Issuer at any time may terminate all its obligations under the Indenture as they relate to a series of debt securities (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the debt securities of that series, to replace mutilated, destroyed, lost or stolen debt securities of that series and to maintain a registrar and paying agent in respect of such debt securities.

The Issuer at any time may terminate its obligations under covenants described under “— Certain Covenants” (other than “Merger, Consolidation or Sale of Assets”) and the bankruptcy provisions with respect to the Guarantor, and the Guarantee provision, described under “— Events of Default” above with respect to a series of debt securities (“covenant defeasance”).

The Issuer may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option. If the Issuer exercises its legal defeasance option, payment of the defeased series of debt securities may not be accelerated because of an Event of Default with respect thereto. If the Issuer exercises its covenant defeasance option, payment of the affected series of debt securities may not be accelerated because of an Event of Default specified in clause (3), (4), (with respect only to the Guarantor) or (5) under “— Events of Default” above. If the Issuer exercises either its legal defeasance option or its covenant defeasance option, each guarantee will terminate with respect to the debt securities of the defeased series and any security that may have been granted with respect to such debt securities will be released.

In order to exercise either defeasance option, the Issuer must irrevocably deposit in trust (the “defeasance trust”) with the Trustee money, U.S. Government Obligations (as defined in the Indenture) or a combination thereof for the payment of principal, premium, if any, and interest on the relevant series of debt securities to redemption or maturity, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an opinion of counsel (subject to customary exceptions and exclusions) to the effect that holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such defeasance had not occurred. In the case of legal defeasance only, such opinion of counsel must be based on a ruling of the Internal Revenue Service or other change in applicable federal income tax law.

In the event of any legal defeasance, holders of the debt securities of the relevant series would be entitled to look only to the trust fund for payment of principal of and any premium and interest on their debt securities until maturity.

Although the amount of money and U.S. Government Obligations on deposit with the Trustee would be intended to be sufficient to pay amounts due on the debt securities of a defeased series at the time of their stated maturity, if the Issuer exercises its covenant defeasance option for the debt securities of any series and the debt securities are declared due and payable because of the occurrence of an Event of Default, such amount may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from such Event of Default. The Issuer would remain liable for such payments, however.

In addition, the Issuer may discharge all its obligations under the Indenture with respect to debt securities of any series, other than its obligation to register the transfer of and exchange notes of that series, provided that it either:

•	delivers all outstanding debt securities of that series to the Trustee for cancellation; or

•	all such debt securities not so delivered for cancellation have either become due and payable or will become due and payable at their stated maturity within one year or are called for redemption within one year, and in the case of this bullet point the Issuer has deposited with the Trustee in trust an amount of cash sufficient to pay the entire indebtedness of such debt securities, including interest to the stated maturity or applicable redemption date.

Subordination

Debt securities of a series may be subordinated to our “Senior Indebtedness,” which we define generally to include all notes or other evidences of indebtedness for money borrowed by the Issuer, including guarantees, that are not expressly subordinate or junior in right of payment to any other indebtedness of the Issuer. Subordinated debt securities and the Guarantor’s guarantee thereof will be subordinate in right of payment, to the extent and in the manner set forth in the Indenture and the prospectus supplement relating to such series, to the prior payment of all indebtedness of the Issuer and Guarantor that is designated as “Senior Indebtedness” with respect to the series.

The holders of Senior Indebtedness of the Issuer will receive payment in full of the Senior Indebtedness before holders of subordinated debt securities will receive any payment of principal, premium or interest with respect to the subordinated debt securities:

•	upon any payment of distribution of our assets of the Issuer to its creditors;

•	upon a total or partial liquidation or dissolution of the Issuer; or

•	in a bankruptcy, receivership or similar proceeding relating to the Issuer or its property.

Until the Senior Indebtedness is paid in full, any distribution to which holders of subordinated debt securities would otherwise be entitled will be made to the holders of Senior Indebtedness, except that such holders may receive units representing limited partner interests and any debt securities that are subordinated to Senior Indebtedness to at least the same extent as the subordinated debt securities.

If the Issuer does not pay any principal, premium or interest with respect to Senior Indebtedness within any applicable grace period (including at maturity), or any other default on Senior Indebtedness occurs and the maturity of the Senior Indebtedness is accelerated in accordance with its terms, the Issuer may not:

•	make any payments of principal, premium, if any, or interest with respect to subordinated debt securities;

•	make any deposit for the purpose of defeasance of the subordinated debt securities; or

•	repurchase, redeem or otherwise retire any subordinated debt securities, except that in the case of subordinated debt securities that provide for a mandatory sinking fund, we may deliver subordinated debt securities to the Trustee in satisfaction of our sinking fund obligation, unless, in either case,

•	the default has been cured or waived and the declaration of acceleration has been rescinded;

•	the Senior Indebtedness has been paid in full in cash; or

•	the Issuer and the Trustee receive written notice approving the payment from the representatives of each issue of “Designated Senior Indebtedness.”

Generally, “Designated Senior Indebtedness” will include:

•	indebtedness for borrowed money under a bank credit agreement, called “Bank Indebtedness”; and

•	any specified issue of Senior Indebtedness of at least $100 million.

During the continuance of any default, other than a default described in the immediately preceding paragraph, that may cause the maturity of any Senior Indebtedness to be accelerated immediately without further notice, other than any notice required to effect such acceleration, or the expiration of any applicable grace periods, the Issuer may not pay the subordinated debt securities for a period called the “Payment Blockage Period.” A Payment Blockage Period will commence on the receipt by us and the Trustee of written notice of the default, called a “Blockage Notice,” from the representative of any Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period.

The Payment Blockage Period may be terminated before its expiration:

•	by written notice from the person or persons who gave the Blockage Notice;

•	by repayment in full in cash of the Senior Indebtedness with respect to which the Blockage Notice was given; or

•	if the default giving rise to the Payment Blockage Period is no longer continuing.

Unless the holders of Senior Indebtedness shall have accelerated the maturity of the Senior Indebtedness, we may resume payments on the subordinated debt securities after the expiration of the Payment Blockage Period.

Generally, not more than one Blockage Notice may be given in any period of 360 consecutive days unless the first Blockage Notice within the 360-day period is given by holders of Designated Senior Indebtedness, other than Bank Indebtedness, in which case the representative of the Bank Indebtedness may give another Blockage Notice within the period. The total number of days during which any one or more Payment Blockage Periods are in effect, however, may not exceed an aggregate of 179 days during any period of 360 consecutive days.

After all Senior Indebtedness is paid in full and until the subordinated debt securities are paid in full, holders of the subordinated debt securities shall be subrogated to the rights of holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness.

By reason of the subordination, in the event of insolvency, our creditors who are holders of Senior Indebtedness, as well as certain of our general creditors, may recover more, ratably, than the holders of the subordinated debt securities.

Book-Entry System

We will issue the debt securities in the form of one or more global securities in fully registered form initially in the name of Cede & Co., as nominee of DTC, or such other name as may be requested by an authorized representative of DTC. The global securities will be deposited with the Trustee as custodian for DTC and may not be transferred except as a whole by DTC to a nominee of DTC or by a nominee of DTC to DTC or another nominee of DTC or by DTC or any nominee to a successor of DTC or a nominee of such successor.

DTC has advised us as follows:

•	DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended, or the Exchange Act.

•	DTC holds securities that its participants deposit with DTC and facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities, through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

•	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

•	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc.

•	Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly.

•	The rules applicable to DTC and its direct and indirect participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through direct participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of debt securities is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participants through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by direct participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the direct participants to whose accounts such debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by, direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the record date (identified in the listing attached to the omnibus proxy).

All payments on the global securities will be made to Cede & Co., as holder of record, or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit direct participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee on payment dates in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not of DTC, us or the Trustee, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal, premium, if any, and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) shall be the responsibility of us or the Trustee. Disbursement of such payments to direct participants shall be the responsibility of DTC, and disbursement of such payments to the beneficial owners shall be the responsibility of direct and indirect participants.

DTC may discontinue providing its service as securities depositary with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. In addition, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). Under such circumstances, in the event that a successor securities depositary is not obtained, note certificates in fully registered form are required to be printed and delivered to beneficial owners of the global securities representing such debt securities.

Neither we nor the Trustee will have any responsibility or obligation to direct or indirect participants, or the persons for whom they act as nominees, with respect to the accuracy of the records of DTC, its nominee or any participant with respect to any ownership interest in the debt securities, or payments to, or the providing of notice to participants or beneficial owners.

So long as the debt securities are in DTC’s book-entry system, secondary market trading activity in the debt securities will settle in immediately available funds. All payments on the debt securities issued as global securities will be made by us in immediately available funds.

Limitations on Issuance of Bearer Securities

The debt securities of a series may be issued as Registered Securities (which will be registered as to principal and interest in the register maintained by the registrar for the debt securities) or Bearer Securities (which will be transferable only by delivery). If the debt securities are issuable as Bearer Securities, certain special limitations and conditions will apply.

In compliance with United States federal income tax laws and regulations, we and any underwriter, agent or dealer participating in an offering of Bearer Securities will agree that, in connection with the original issuance of the Bearer Securities and during the period ending 40 days after the issue date, they will not offer, sell or deliver any such Bearer Securities, directly or indirectly, to a United States Person (as defined below) or to any person within the United States, except to the extent permitted under United States Treasury regulations.

Bearer Securities will bear a legend to the following effect: “Any United States person who holds this obligation will be subject to limitations under the United States federal income tax laws, including the limitations provided in Sections 165(j) and 1287(a) of the Internal Revenue Code.” The sections referred to in the legend provide that, with certain exceptions, a United States taxpayer who holds Bearer Securities will not be allowed to deduct any loss with respect to, and will not be eligible for capital gain treatment with respect to any gain realized on the sale, exchange, redemption or other disposition of, the Bearer Securities.

For this purpose, “United States” includes the United States of America and its possessions, and “United States person” means a citizen or resident of the United States, a corporation, partnership or other entity created or organized in or under the laws of the United States, or an estate or trust the income of which is subject to United States federal income taxation regardless of its source.

Pending the availability of a definitive global security or individual Bearer Securities, as the case may be, debt securities that are issuable as Bearer Securities may initially be represented by a single temporary global security, without interest coupons, to be deposited with a common depositary for the Euroclear System as operated by Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking S.A. (“Clearstream”, formerly Cedelbank), for credit to the accounts designated by or on behalf of the purchasers thereof. Following the availability of a definitive global security in bearer form, without coupons attached, or individual Bearer Securities and subject to any further limitations described in the applicable prospectus supplement, the temporary global security will be exchangeable for interests in the definitive global security or for the individual Bearer Securities, respectively, only upon receipt of a “Certificate of Non-U.S. Beneficial Ownership,” which is a certificate to the effect that a beneficial interest in a temporary global security is owned by a person that is not a United States Person or is owned by or through a financial institution in compliance with applicable United States Treasury regulations. No Bearer Security will be delivered in or to the United States. If so specified in the applicable prospectus supplement, interest on a temporary global security will be paid to each of Euroclear and Clearstream with respect to that portion of the temporary global security held for its account, but only upon receipt as of the relevant interest payment date of a Certificate of Non-U.S. Beneficial Ownership.

No Recourse Against General Partner

The Issuer’s general partner, the Guarantor’s general partner and their respective directors, officers, employees and members, as such, shall have no liability for any obligations of the Issuer or the Guarantor under the debt securities, the Indenture or the guarantee or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities. Such waiver may not be effective to waive liabilities under the federal securities laws, and it is the view of the Commission that such a waiver is against public policy.

Concerning the Trustee

The Indenture contains certain limitations on the right of the Trustee, should it become our creditor, to obtain payment of claims in certain cases, or to realize for its own account on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in certain other transactions. However, if it acquires any conflicting interest within the meaning of the Trust Indenture Act, it must eliminate the conflict or resign as Trustee.

The holders of a majority in principal amount of all outstanding debt securities (or if more than one series of debt securities under the Indenture is affected thereby, all series so affected, voting as a single class) will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy or power available to the Trustee for the debt securities or all such series so affected.

If an Event of Default occurs and is not cured under the Indenture and is known to the Trustee, the Trustee shall exercise such of the rights and powers vested in it by the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise or use under the circumstances in the conduct of his own affairs. Subject to such provisions, the Trustee will not be under any obligation to exercise any of its rights or powers under the Indenture at the request of any of the holders of debt securities unless they shall have offered to such Trustee reasonable security and indemnity.

Wells Fargo Bank, National Association is the Trustee under the Indenture and has been appointed by the Issuer as Registrar and Paying Agent with regard to the debt securities. Wells Fargo Bank, National Association is a lender under the Issuer’s credit facilities.

Governing Law

The Indenture, the debt securities and the guarantee are governed by, and will be construed in accordance with, the laws of the State of New York.

DESCRIPTION OF OUR COMMON UNITS

Generally, our common units represent limited partner interests that entitle the holders to participate in our cash distributions and to exercise the rights and privileges available to limited partners under our partnership agreement. For a description of the relative rights and preferences of holders of common units and our general partner in and to cash distributions, please read “Cash Distribution Policy” elsewhere in this prospectus:

Our outstanding common units are listed on the NYSE under the symbol “EPD.” Any additional common units we issue will also be listed on the NYSE.

The transfer agent and registrar for our common units is Mellon Investor Services LLC.

Meetings/Voting

Each holder of common units is entitled to one vote for each common unit on all matters submitted to a vote of the unitholders.

Status as Limited Partner or Assignee

Except as described below under “— Limited Liability,” the common units will be fully paid, and unitholders will not be required to make additional capital contributions to us.

Each purchaser of our common units must execute a transfer application whereby the purchaser requests admission as a substituted limited partner and makes representations and agrees to provisions stated in the transfer application. If this action is not taken, a purchaser will not be registered as a record holder of common units on the books of our transfer agent or issued a common unit certificate. Purchasers may hold common units in nominee accounts.

An assignee, pending its admission as a substituted limited partner, is entitled to an interest in us equivalent to that of a limited partner with respect to the right to share in allocations and distributions, including liquidating distributions. Our general partner will vote and exercise other powers attributable to common units owned by an assignee who has not become a substituted limited partner at the written direction of the assignee. Transferees who do not execute and deliver transfer applications will be treated neither as assignees nor as record holders of common units and will not receive distributions, federal income tax allocations or reports furnished to record holders of common units. The only right the transferees will have is the right to admission as a substituted limited partner in respect of the transferred common units upon execution of a transfer application in respect of the common units. A nominee or broker who has executed a transfer application with respect to common units held in street name or nominee accounts will receive distributions and reports pertaining to its common units.

Limited Liability

Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that he otherwise acts in conformity with the provisions of our partnership agreement, his liability under the Delaware Act will be limited, subject to some possible exceptions, generally to the amount of capital he is obligated to contribute to us in respect of his units plus his share of any undistributed profits and assets.

Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, exceed the fair value of the assets of the limited partnership.

For the purposes of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of the property subject to liability of which recourse of creditors is limited shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the nonrecourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act is liable to the limited partnership for the amount of the distribution for three years from the date of the distribution.

Reports and Records

As soon as practicable, but in no event later than 120 days after the close of each fiscal year, our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) an annual report containing our audited financial statements for the past fiscal year. These financial statements will be prepared in accordance with United States generally accepted accounting principles. In addition, no later than 90 days after the close of each quarter (except the fourth quarter), our general partner will mail or furnish to each unitholder of record (as of a record date selected by our general partner) a report containing our unaudited financial statements and any other information required by law.

Our general partner will use all reasonable efforts to furnish each unitholder of record information reasonably required for tax reporting purposes within 90 days after the close of each fiscal year. Our general partner’s ability to furnish this summary tax information will depend on the cooperation of unitholders in supplying information to our general partner. Each unitholder will receive information to assist him in determining his U.S. federal and state and Canadian federal and provincial tax liability and filing his U.S. federal and state and Canadian federal and provincial income tax returns.

A limited partner can, for a purpose reasonably related to the limited partner’s interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him:

•	a current list of the name and last known address of each partner;

•	a copy of our tax returns;

•	information as to the amount of cash and a description and statement of the agreed value of any other property or services, contributed or to be contributed by each partner and the date on which each became a partner;

•	copies of our partnership agreement, our certificate of limited partnership, amendments to either of them and powers of attorney which have been executed under our partnership agreement;

•	information regarding the status of our business and financial condition; and

•	any other information regarding our affairs as is just and reasonable.

Our general partner may, and intends to, keep confidential from the limited partners trade secrets and other information the disclosure of which our general partner believes in good faith is not in our best interest or which we are required by law or by agreements with third parties to keep confidential.

CASH DISTRIBUTION POLICY

Distributions of Available Cash

General.  Within approximately 45 days after the end of each quarter, we will distribute all of our available cash to unitholders of record on the applicable record date.

Definition of Available Cash.  Available cash is defined in our partnership agreement and generally means, with respect to any calendar quarter, all cash on hand at the end of such quarter:

•	less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the general partner to:

•	provide for the proper conduct of our business;

•	comply with applicable law or any debt instrument or other agreement (including reserves for future capital expenditures and for our future credit needs); or

•	provide funds for distributions to unitholders and our general partner in respect of any one or more of the next four quarters;

•	plus all cash on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made after the end of the quarter. Working capital borrowings are generally borrowings that are made under our credit facilities and in all cases are used solely for working capital purposes or to pay distributions to partners.

Operating Surplus and Capital Surplus

General.  Cash distributions are characterized as distributions from either operating surplus or capital surplus. We distribute available cash from operating surplus differently than available cash from capital surplus.

Definition of Operating Surplus.  Operating surplus is defined in the partnership agreement and generally means:

•	our cash balance on July 31, 1998, the closing date of our initial public offering of common units (excluding $46.5 million to fund certain capital commitments existing at such closing date); plus

•	all of our cash receipts since the closing of our initial public offering, excluding cash from interim capital transactions such as borrowings that are not working capital borrowings, sales of equity and debt securities and sales or other disposition of assets for cash, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of normal retirements or replacements of assets; plus

•	up to $60.0 million of cash from interim capital transactions; plus

•	working capital borrowings made after the end of a quarter but before the date of determination of operating surplus for the quarter; less

•	all of our operating expenditures since the closing of our initial public offering, including the repayment of working capital borrowings, but not the repayment of other borrowings, and including maintenance capital expenditures; less

•	the amount of cash reserved that we deem necessary or advisable to provide funds for future operating expenditures.

Definition of Capital Surplus.  Capital surplus is generally generated only by borrowings (other than borrowings for working capital purposes), sales of debt and equity securities and sales or other dispositions of assets for cash (other than inventory, accounts receivable and other assets disposed of in the ordinary course of business).

Characterization of Cash Distributions.  To avoid the difficulty of trying to determine whether available cash we distribute is from operating surplus or from capital surplus, all available cash we distribute from any source will be treated as distributed from operating surplus until the sum of all available cash distributed since July 31, 1998 equals the operating surplus as of the end of the quarter prior to such distribution. Any available cash in excess of such amount (irrespective of its source) will be deemed to be from capital surplus and distributed accordingly.

If available cash from capital surplus is distributed in respect of each common unit in an aggregate amount per common unit equal to the $11.00 initial public offering price of the common units, the distinction between operating surplus and capital surplus will cease, and all distributions of available cash will be treated as if they were from operating surplus. We do not anticipate that there will be significant distributions from capital surplus.

Distributions of Available Cash from Operating Surplus

Commencing with the quarter ending on September 30, 2003, we will make distributions of available cash from operating surplus with respect to any quarter in the following manner:

•	first, 98% to all common unitholders, pro rata and 2% to the general partner, until there has been distributed in respect of each unit an amount equal to the minimum quarterly distribution of $0.225; and

•	thereafter, in the manner described in “Incentive Distributions” below.

Incentive Distributions

Incentive distributions represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. For any quarter for which available cash from operating surplus is distributed to the common unitholders in an amount equal to the minimum quarterly distribution of $0.225 per unit on all units, then any additional available cash from operating surplus in respect of such quarter will be distributed among the common unitholders and the general partner in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until the common unitholders have received a total of $0.253 for such quarter in respect of each outstanding unit (the “First Target Distribution”);

•	second, 85% to all common unitholders, pro rata, and 15% to the general partner, until the unitholders have received a total of $0.3085 for such quarter in respect of each outstanding unit (the “Second Target Distribution”); and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Distributions from Capital Surplus

How Distributions from Capital Surplus Will Be Made.  We will make distributions of available cash from capital surplus in the following manner:

•	first, 98% to all common unitholders, pro rata, and 2% to the general partner, until we have distributed, in respect of each outstanding common unit issued in our initial public offering, available cash from capital surplus in an aggregate amount per common unit equal to the initial unit price of $11.00; and

•	thereafter, all distributions of available cash from capital surplus will be distributed as if they were from operating surplus.

Effect of a Distribution from Capital Surplus.  Our partnership agreement treats a distribution of capital surplus on a common unit as the repayment of the common unit price from its initial public offering, which is a return of capital. The initial public offering price less any distributions of capital surplus per common unit is referred to as the unrecovered initial common unit price. Each time a distribution of capital surplus is made on a common unit, the minimum quarterly distribution and the target distribution levels for all units will be reduced in the same proportion as the corresponding reduction in the unrecovered initial common unit price. Because distributions of capital surplus will reduce the minimum quarterly distribution, after any of these distributions are made, it may be easier for our general partner to receive incentive distributions. However, any distribution by us of capital surplus before the unrecovered initial common unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.

Once we distribute capital surplus on a common unit in any amount equal to the unrecovered initial common unit price, it will reduce the minimum quarterly distribution and the target distribution levels to zero and it will make all future distributions of available cash from operating surplus, with 25% being paid to the holders of units, as applicable, and 75% to our general partner.

Adjustment to the Minimum Quarterly Distribution and Target Distribution Levels

In addition to reductions of the minimum quarterly distribution and target distribution levels made upon a distribution of available cash from capital surplus, if we combine our units into fewer units or subdivide our units into a greater number of units, we will proportionately adjust:

•	the minimum quarterly distribution;

•	the target distribution levels; and

•	the unrecovered initial common unit price.

For example, in the event of a two-for-one split of the common units (assuming no prior adjustments), the minimum quarterly distribution, each of the target distribution levels and the unrecovered capital of the common units would each be reduced to 50% of its initial level.

In addition, if legislation is enacted or if existing law is modified or interpreted in a manner that causes us to become taxable as a corporation or otherwise subject to taxation as an entity for federal, state or local income tax purposes, then we will reduce the minimum quarterly distribution and the target distribution levels by multiplying the same by one minus the sum of the highest effective federal corporate income tax rate that could apply and any increase in the effective overall state and local income tax rates. For example, if we became subject to a maximum effective federal, state and local income tax rate of 35%, then the minimum quarterly distribution and the target distribution levels would each be reduced to 65% of their previous levels.

Distributions of Cash upon Liquidation

If we dissolve in accordance with the partnership agreement, we will sell or otherwise dispose of our assets in a process called a liquidation. We will first apply the proceeds of liquidation to the payment of our creditors in the order of priority provided in the partnership agreement and by law and, thereafter, we will distribute any remaining proceeds to the common unitholders and our general partner in accordance with their respective capital account balances as so adjusted.

Manner of Adjustments for Gain.  The manner of the adjustment is set forth in the partnership agreement. Upon our liquidation, we will allocate any net gain (or unrealized gain attributable to assets distributed in kind to the partners) as follows:

•	first, to the general partner and the holders of common units having negative balances in their capital accounts to the extent of and in proportion to such negative balances:

•	second, 98% to the holders of common units, pro rata, and 2% to the general partner, until the capital account for each common unit is equal to the sum of

•	the unrecovered capital in respect of such common unit; plus

•	the amount of the minimum quarterly distribution for the quarter during which our liquidation occurs.

•	third, 98% to all common unitholders, pro rata, and 2% to the general partner, until there has been allocated under this paragraph third an amount per unit equal to:

•	the sum of the excess of the First Target Distribution per unit over the minimum quarterly distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the minimum quarterly distribution per unit that were distributed 98% to the unitholders, pro rata, and 2% to the general partner for each quarter of our existence;

•	fourth, 85% to all common unitholders, pro rata, and 15% to the general partner, until there has been allocated under this paragraph fourth an amount per unit equal to:

•	the sum of the excess of the Second Target Distribution per unit over the First Target Distribution per unit for each quarter of our existence; less

•	the cumulative amount per unit of any distributions of available cash from operating surplus in excess of the First Target Distribution per unit that were distributed 85% to the unitholders, pro rata, and 15% to the general partner for each quarter of our existence; and

•	thereafter, 75% to all common unitholders, pro rata, and 25% to the general partner.

Manner of Adjustments for Losses.  Upon our liquidation, any loss will generally be allocated to the general partner and the unitholders as follows:

•	first, 98% to the holders of common units in proportion to the positive balances in their respective capital accounts and 2% to the general partner, until the capital accounts of the common unitholders have been reduced to zero; and

•	thereafter, 100% to the general partner.

Adjustments to Capital Accounts.  In addition, interim adjustments to capital accounts will be made at the time we issue additional partnership interests or make distributions of property. Such adjustments will be based on the fair market value of the partnership interests or the property distributed and any gain or loss resulting therefrom will be allocated to the common unitholders and the general partner in the same manner as gain or loss is allocated upon liquidation. In the event that positive interim adjustments are made to the capital accounts, any subsequent negative adjustments to the capital accounts resulting from the issuance of additional partnership interests in us, distributions of property by us, or upon our liquidation, will be allocated in a manner which results, to the extent possible, in the capital account balances of the general partner equaling the amount that would have been the general partner’s capital account balances if no prior positive adjustments to the capital accounts had been made.

DESCRIPTION OF OUR PARTNERSHIP AGREEMENT

The following is a summary of the material provisions of our partnership agreement. Our amended and restated partnership agreement has been filed with the Commission. The following provisions of our partnership agreement are summarized elsewhere in this prospectus:

•	distributions of our available cash are described under “Cash Distribution Policy”;

•	rights of holders of common units are described under “Description of Our Common Units”; and

•	allocations of taxable income and other matters are described under “Material Tax Consequences.”

Purpose

Our purpose under our partnership agreement is to serve as a partner of our operating partnership and to engage in any business activities that may be engaged in by our operating partnership or that are approved by our general partner. The partnership agreement of our operating partnership provides that it may engage in any activity that was engaged in by our predecessors at the time of our initial public offering or reasonably related thereto and any other activity approved by our general partner.

Power of Attorney

Each limited partner, and each person who acquires a unit from a unitholder and executes and delivers a transfer application, grants to our general partner and, if appointed, a liquidator, a power of attorney to, among other things, execute and file documents required for our qualification, continuance or dissolution. The power of attorney also grants the authority for the amendment of, and to make consents and waivers under, our partnership agreement.

Voting Rights

Unitholders will not have voting rights except with respect to the following matters, for which our partnership agreement requires the approval of the holders of a majority of the units, unless otherwise indicated:

•	the merger of our partnership or a sale, exchange or other disposition of all or substantially all of our assets;

•	the withdrawal of our general partner prior to December 31, 2008 (requires a majority of the units outstanding, excluding units held by our general partner and its affiliates);

•	the removal of our general partner (requires 60% of the outstanding units, including units held by our general partner and its affiliates);

•	the election of a successor general partner;

•	the dissolution of our partnership or the reconstitution of our partnership upon dissolution;

•	approval of certain actions of our general partner (including the transfer by the general partner of its general partner interest under certain circumstances); and

•	certain amendments to the partnership agreement, including any amendment that would cause us to be treated as an association taxable as a corporation.

Under the partnership agreement, our general partner generally will be permitted to effect, without the approval of unitholders, amendments to the partnership agreement that do not adversely affect unitholders.

Reimbursements of Our General Partner

Our general partner does not receive any compensation for its services as our general partner. It is, however, entitled to be reimbursed for all of its costs incurred in managing and operating our business. Our partnership agreement provides that our general partner will determine the expenses that are allocable to us in any reasonable manner determined by our general partner in its sole discretion.

Issuance of Additional Securities

Our partnership agreement authorizes us to issue an unlimited number of additional limited partner interests and other equity securities that are equal in rank with or junior to our common units on terms and conditions established by our general partner in its sole discretion without the approval of any limited partners.

It is possible that we will fund acquisitions through the issuance of additional common units or other equity securities. Holders of any additional common units we issue will be entitled to share equally with the then-existing holders of common units in our cash distributions. In addition, the issuance of additional partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.

In accordance with Delaware law and the provisions of our partnership agreement, we may also issue additional partnership interests that, in the sole discretion of our general partner, may have special voting rights to which common units are not entitled.

Our general partner has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units or other equity securities whenever, and on the same terms that, we issue those securities to persons other than our general partner and its affiliates, to the extent necessary to maintain their percentage interests in us that existed immediately prior to the issuance. The holders of common units will not have preemptive rights to acquire additional common units or other partnership interests in us.

Amendments to Our Partnership Agreement

Amendments to our partnership agreement may be proposed only by our general partner. Any amendment that materially and adversely affects the rights or preferences of any type or class of limited partner interests in relation to other types or classes of limited partner interests or our general partner interest will require the approval of at least a majority of the type or class of limited partner interests or general partner interests so affected. However, in some circumstances, more particularly described in our partnership agreement, our general partner may make amendments to our partnership agreement without the approval of our limited partners or assignees to reflect:

•	a change in our names, the location of our principal place of business, our registered agent or our registered office;

•	the admission, substitution, withdrawal or removal of partners;

•	a change to qualify or continue our qualification as a limited partnership or a partnership in which our limited partners have limited liability under the laws of any state or to ensure that neither we, our operating partnership, nor any of our subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for federal income tax purposes;

•	a change that does not adversely affect our limited partners in any material respect;

•	a change to (i) satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute or (ii) facilitate the trading of our limited partner interests or comply with any rule, regulation, guideline or requirement of any national securities exchange on which our limited partner interests are or will be listed for trading;

•	a change in our fiscal year or taxable year and any changes that are necessary or advisable as a result of a change in our fiscal year or taxable year;

•	an amendment that is necessary to prevent us, or our general partner or its directors, officers, trustees or agents from being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended;

•	an amendment that is necessary or advisable in connection with the authorization or issuance of any class or series of our securities;

•	any amendment expressly permitted in our partnership agreement to be made by our general partner acting alone;

•	an amendment effected, necessitated or contemplated by a merger agreement approved in accordance with our partnership agreement;

•	an amendment that is necessary or advisable to reflect, account for and deal with appropriately our formation of, or investment in, any corporation, partnership, joint venture, limited liability company or other entity other than our operating partnership, in connection with our conduct of activities permitted by our partnership agreement;

•	a merger or conveyance to effect a change in our legal form; or

•	any other amendments substantially similar to the foregoing.

Withdrawal or Removal of Our General Partner

Our general partner has agreed not to withdraw voluntarily as our general partner prior to December 31, 2008 without obtaining the approval of the holders of a majority of our outstanding common units by giving 90 days written notice, excluding those held by our general partner and its affiliates, and furnishing an opinion of counsel stating that such withdrawal (following the selection of the successor general partner) would not result in the loss of the limited liability of any of our limited partners or of a member of our operating partnership or cause us or our operating partnership to be treated as an association taxable as a corporation or otherwise to be taxed as an entity for federal income tax purposes (to the extent not previously treated as such).

On or after December 31, 2008, our general partner may withdraw as general partner without first obtaining approval of any unitholder by giving 90 days’ written notice, and that withdrawal will not constitute a violation of our partnership agreement. In addition, our general partner may withdraw without unitholder approval upon 90 days’ notice to our limited partners if at least 50% of our outstanding common units are held or controlled by one person and its affiliates other than our general partner and its affiliates.

Upon the voluntary withdrawal of our general partner, the holders of a majority of our outstanding common units, excluding the common units held by the withdrawing general partner and its affiliates, may elect a successor to the withdrawing general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability and tax matters cannot be obtained, we will be dissolved, wound up and liquidated, unless within 90 days after that withdrawal, the holders of a majority of our outstanding units, excluding the common units held by the withdrawing general partner and its affiliates, agree to continue our business and to appoint a successor general partner.

Our general partner may not be removed unless that removal is approved by the vote of the holders of not less than 60% of our outstanding units, including units held by our general partner and its affiliates, and we receive an opinion of counsel regarding limited liability and tax matters. In addition, if our general partner is removed as our general partner under circumstances where cause does not exist and units held by our general partner and its affiliates are not voted in favor of such removal, our general partner will have the right to convert its general partner interest into common units or to receive cash in exchange for such interests. Cause is narrowly defined to mean that a court of competent jurisdiction has entered a final, non-appealable judgment finding the general partner liable for actual fraud, gross negligence or willful or wanton misconduct in its capacity as our general partner. Any removal of this kind is also subject to the approval of a successor general partner by the vote of the holders of a majority of our outstanding common units, including those held by our general partner and its affiliates.

While our partnership agreement limits the ability of our general partner to withdraw, it allows the general partner interest to be transferred to an affiliate or to a third party in conjunction with a merger or sale of all or substantially all of the assets of our general partner. In addition, our partnership agreement expressly permits the sale, in whole or in part, of the ownership of our general partner. Our general partner may also transfer, in whole or in part, the common units it owns.

Liquidation and Distribution of Proceeds

Upon our dissolution, unless we are reconstituted and continued as a new limited partnership, the person authorized to wind up our affairs (the liquidator) will, acting with all the powers of our general partner that the liquidator deems necessary or desirable in its good faith judgment, liquidate our assets. The proceeds of the liquidation will be applied as follows:

•	first, towards the payment of all of our creditors and the creation of a reserve for contingent liabilities; and

•	then, to all partners in accordance with the positive balance in the respective capital accounts.

Under some circumstances and subject to some limitations, the liquidator may defer liquidation or distribution of our assets for a reasonable period of time. If the liquidator determines that a sale would be impractical or would cause a loss to our partners, our general partner may distribute assets in kind to our partners.

Transfer of Ownership Interests in Our General Partner

At any time, the owners of our general partner may sell or transfer all or part of their ownership interests in the general partner without the approval of the unitholders.

Change of Management Provisions

Our partnership agreement contains the following specific provisions that are intended to discourage a person or group from attempting to remove our general partner or otherwise change management:

•	any units held by a person that owns 20% or more of any class of units then outstanding, other than our general partner and its affiliates, cannot be voted on any matter; and

•	the partnership agreement contains provisions limiting the ability of unitholders to call meetings or to acquire information about our operations, as well as other provisions limiting the unitholders’ ability to influence the manner or direction of management.

Limited Call Right

If at any time our general partner and its affiliates own 85% or more of the issued and outstanding limited partner interests of any class, our general partner will have the right to purchase all, but not less than all, of the outstanding limited partner interests of that class that are held by non-affiliated persons. The record date for determining ownership of the limited partner interests would be selected by our general partner on at least 10 but not more than 60 days’ notice. The purchase price in the event of a purchase under these provisions would be the greater of (1) the current market price (as defined in our partnership agreement) of the limited partner interests of the class as of the date three days prior to the date that notice is mailed to the limited partners as provided in the partnership agreement and (2) the highest cash price paid by our general partner or any of its affiliates for any limited partner interest of the class purchased within the 90 days preceding the date our general partner mails notice of its election to purchase the units.

As of August 23, 2007 our general partner and its affiliates owned the 2% general partner interest in us and 147,735,229 common units, representing an aggregate 34% limited partner interest in us.

Indemnification

Under our partnership agreement, in most circumstances, we will indemnify our general partner, its affiliates and their officers and directors to the fullest extent permitted by law, from and against all losses, claims or damages any of them may suffer by reason of their status as general partner, officer or director, as long as the person seeking indemnity acted in good faith and in a manner believed to be in or not opposed to our best interest. Any indemnification under these provisions will only be out of our assets. Our general partner shall not be personally liable for, or have any obligation to contribute or loan funds or assets to us to enable us to effectuate any indemnification. We are authorized to purchase insurance against liabilities asserted against and expenses incurred by persons for our activities, regardless of whether we would have the power to indemnify the person against liabilities under our partnership agreement.

Registration Rights

Under our partnership agreement, we have agreed to register for resale under the Securities Act and applicable state securities laws any common units or other partnership securities proposed to be sold by our general partner or any of its affiliates or their assignees if an exemption from the registration requirements is not otherwise available. We are obligated to pay all expenses incidental to the registration, excluding underwriting discounts and commissions.

MATERIAL U.S. TAX CONSEQUENCES

This section is a discussion of the material tax consequences that may be relevant to prospective unitholders who are individual citizens or residents of the United States and, unless otherwise noted in the following discussion, represents the opinion of Andrews Kurth LLP, special counsel to our general partner and us, insofar as it relates to matters of United States federal income tax law and legal conclusions with respect to those matters. This section is based upon current provisions of the Internal Revenue Code, existing and proposed regulations and current administrative rulings and court decisions, all of which are subject to change. Later changes in these authorities may cause the tax consequences to vary substantially from the consequences described below.

The following discussion does not address all federal income tax matters affecting us or our unitholders. Moreover, the discussion focuses on unitholders who are individual citizens or residents of the United States and has only limited application to corporations, estates, trusts, nonresident aliens or other unitholders subject to specialized tax treatment, such as tax-exempt institutions, foreign persons, individual retirement accounts (IRAs), real estate investment trusts (REITs), employee benefit plans or mutual funds. Accordingly, we urge each prospective unitholder to consult, and depend on, his own tax advisor in analyzing the federal, state, local and foreign tax consequences particular to him of the ownership or disposition of the common units.

All statements as to matters of law and legal conclusions, but not as to factual matters, contained in this section, unless otherwise noted, are the opinion of Andrews Kurth LLP and are based on the accuracy of the representations made by us and our general partner.

No ruling has been or will be requested from the IRS regarding our status as a partnership for federal income tax purposes. Instead, we will rely on opinions and advice of Andrews Kurth LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinions and statements made in this discussion may not be sustained by a court if contested by the IRS. Any contest of this sort with the IRS may materially and adversely impact the market for the common units and the prices at which the common units trade. In addition, the costs of any contest with the IRS, principally legal, accounting and related fees, will result in a reduction in cash available to pay distributions to our unitholders and our general partner and thus will be borne directly or indirectly by the unitholders and the general partner. Furthermore, the tax treatment of us, or of an investment in us, may be significantly modified by future legislative or administrative changes or court decisions. Any modifications may or may not be retroactively applied.

For the reasons described below, Andrews Kurth LLP has not rendered an opinion with respect to the following specific federal income tax issues: the treatment of a unitholder whose common units are loaned to a short seller to cover a short sale of common units (please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales”); whether our monthly convention for allocating taxable income and losses is permitted by existing Treasury Regulations (please read “— Disposition of Common Units — Allocations Between Transferors and Transferees”); and whether our method for depreciating Section 743 adjustments is sustainable in certain cases (please read “— Tax Consequences of Unit Ownership — Section 754 Election” and “— Uniformity of Units.”).

Partnership Status

A partnership is not a taxable entity and incurs no federal income tax liability. Instead, each partner of a partnership is required to take into account his share of items of income, gain, loss and deduction of the partnership in computing his federal income tax liability, regardless of whether cash distributions are made to him by the partnership. Distributions by a partnership to a partner are generally not taxable to the partner unless the amount of cash distributed is in excess of the partner’s adjusted basis in his partnership interest.

Section 7704 of the Internal Revenue Code provides that publicly traded partnerships will, as a general rule, be taxed as corporations. However, an exception, referred to as the “Qualifying Income Exception,” exists with respect to publicly traded partnerships of which 90% or more of the gross income for every taxable year consists of “qualifying income.” Qualifying income includes income and gains derived from the exploration, development, mining or production, processing, refining, transportation, storage, processing of crude oil, natural gas and products thereof and marketing of any mineral or natural resource. Other types of qualifying income include interest (other than from a financial business), dividends, gains from the sale of real property and gains from the sale or other disposition of capital assets held for the production of income that otherwise constitutes qualifying income. We estimate that less than 5% of our current gross income is not qualifying income; however, this estimate could change from time to time. Based upon and subject to this estimate, the factual representations made by us and the general partner and a review of the applicable legal authorities, Andrews Kurth LLP is of the opinion that at least 90% of our current gross income constitutes qualifying income. The portion of our income that is qualifying income can change from time to time.

No ruling has been or will be sought from the IRS and the IRS has made no determination as to our status or the status of the Enterprise Products Operating LLC as partnerships for federal income tax purposes or whether our operations generate “qualifying income” under Section 7704 of the Internal Revenue Code. Instead, we will rely on the opinion of Andrews Kurth LLP that, based upon the Internal Revenue Code, its regulations, published revenue rulings and court decisions and the representations described below, we and the Enterprise Products Operating LLC will be classified as partnerships for federal income tax purposes.

In rendering its opinion, Andrews Kurth LLP has relied on factual representations made by us and our general partner. The representations made by us and our general partner upon which Andrews Kurth LLP has relied include:

(a) Neither we nor the Enterprise Products Operating LLC will elect to be treated as a corporation; and

(b) For each taxable year, more than 90% of our gross income will be income that Andrews Kurth LLP has opined or will opine is “qualifying income” within the meaning of Section 7704(d) of the Internal Revenue Code.

If we fail to meet the Qualifying Income Exception, other than a failure that is determined by the IRS to be inadvertent and that is cured within a reasonable time after discovery, we will be treated as if we had transferred all of our assets, subject to liabilities, to a newly formed corporation, on the first day of the year in which we fail to meet the Qualifying Income Exception, in return for stock in that corporation, and then distributed that stock to the unitholders in liquidation of their interests in us. This deemed contribution and liquidation should be tax-free to unitholders and us so long as we, at that time, do not have liabilities in excess of the tax basis of our assets. Thereafter, we would be treated as a corporation for federal income tax purposes.

If we were taxable as a corporation in any taxable year, either as a result of a failure to meet the Qualifying Income Exception or otherwise, our items of income, gain, loss and deduction would be reflected only on our tax return rather than being passed through to the unitholders, and our net income would be taxed to us at corporate rates. In addition, any distribution made to a unitholder would be treated as either taxable dividend income, to the extent of our current or accumulated earnings and profits, or, in the absence of earnings and profits, a nontaxable return of capital, to the extent of the unitholder’s tax basis in his common units, or taxable capital gain, after the unitholder’s tax basis in his common units is reduced to zero. Accordingly, taxation as a corporation would result in a material reduction in a unitholder’s cash flow and after-tax return and thus would likely result in a substantial reduction of the value of the units.

The discussion below is based on Andrews Kurth LLP’s opinion that we will be classified as a partnership for federal income tax purposes.

Limited Partner Status

Unitholders who have become limited partners of Enterprise Products Partners L.P. will be treated as partners of Enterprise Products Partners L.P. for federal income tax purposes. Also, assignees who have executed and delivered transfer applications, and are awaiting admission as limited partners, and unitholders whose common units are held in street name or by a nominee and who have the right to direct the nominee in the exercise of all substantive rights attendant to the ownership of their common units, will be treated as partners of Enterprise for federal income tax purposes. As there is no direct authority addressing assignees of common units who are entitled to execute and deliver transfer applications and thereby become entitled to direct the exercise of attendant rights, but who fail to execute and deliver transfer applications, Andrews Kurth LLP’s opinion does not extend to these persons. Furthermore, a purchaser or other transferee of common units who does not execute and deliver a transfer application may not receive some federal income tax information or reports furnished to record holders of common units unless the common units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application for those common units.

A beneficial owner of common units whose units have been transferred to a short seller to complete a short sale would appear to lose his status as a partner with respect to those units for federal income tax purposes. Please read “— Tax Consequences of Unit Ownership — Treatment of Short Sales.”

Income, gains, deductions or losses would not appear to be reportable by a unitholder who is not a partner for federal income tax purposes, and any cash distributions received by a unitholder who is not a partner for federal income tax purposes would therefore be fully taxable as ordinary income. These unitholders are urged to consult their own tax advisors with respect to their status as partners in Enterprise Products Partners L.P. for federal income tax purposes.

Tax Consequences of Unit Ownership

Flow-Through of Taxable Income.  We do not pay any federal income tax. Instead, each unitholder is required to report on his income tax return his share of our income, gains, losses and deductions without regard to whether corresponding cash distributions are received by him. Consequently, we may allocate income to a unitholder even if he has not received a cash distribution. Each unitholder will be required to include in income his allocable share of our income, gains, losses and deductions for our taxable year or years ending with or within his taxable year. Our taxable year ends on December 31.

Treatment of Distributions.  Distributions by us to a unitholder generally will not be taxable to the unitholder for federal income tax purposes to the extent of his tax basis in his common units immediately before the distribution. Our cash distributions in excess of a unitholder’s tax basis in his common units generally will be considered to be gain from the sale or exchange of the common units, taxable in accordance with the rules described under “— Disposition of Common Units” below. Any reduction in a unitholder’s share of our liabilities for which no partner, including our general partner, bears the economic risk of loss, known as “nonrecourse liabilities,” will be treated as a distribution of cash to that unitholder. To the extent our distributions cause a unitholder’s “at risk” amount to be less than zero at the end of any taxable year, the unitholder must recapture any losses deducted in previous years. Please read “— Limitations on Deductibility of Losses.”

A decrease in a unitholder’s percentage interest in us because of our issuance of additional common units will decrease his share of our nonrecourse liabilities, and thus will result in a corresponding deemed distribution of cash which may constitute a non-pro rata distribution. A non-pro rata distribution of money or property may result in ordinary income to a unitholder, regardless of his tax basis in his common units, if the distribution reduces the unitholder’s share of our “unrealized receivables,” including depreciation recapture, and/or substantially appreciated “inventory items,” both as defined in Section 751 of the Internal Revenue Code, and collectively, “Section 751 Assets.” To that extent, he will be treated as having been distributed his proportionate share of the Section 751 Assets and then having exchanged those assets with us in return for the non-pro rata portion of the actual distribution made to him. This latter deemed exchange will generally result in the unitholder’s realization of ordinary income, which will equal the excess of (1) the non-pro rata portion of that distribution over (2) the unitholder’s tax basis for the share of Section 751 Assets deemed relinquished in the exchange.

Basis of Common Units.  A unitholder’s initial tax basis for his common units will be the amount he paid for the common units plus his share of our nonrecourse liabilities. That basis generally will be increased by his share of our income and by any increases in his share of our nonrecourse liabilities. That basis generally will be decreased, but not below zero, by distributions from us, by the unitholder’s share of our losses, by any decreases in his share of our nonrecourse liabilities and by his share of our expenditures that are not deductible in computing taxable income and are not required to be capitalized. A unitholder will have no share of our debt which is recourse to the general partner, but will have a share, generally based on his share of profits, of our nonrecourse liabilities. Please read “— Disposition of Common Units — Recognition of Gain or Loss.”

Limitations on Deductibility of Losses.  The deduction by a unitholder of his share of our losses will be limited to the tax basis in his units and, in the case of an individual unitholder or a corporate unitholder, if more than 50% of the value of the corporate unitholder’s stock is owned directly or indirectly by or for five or fewer individuals or some tax-exempt organizations, to the amount for which the unitholder is considered to be “at risk” with respect to our activities, if that amount is less than his tax basis. A unitholder must recapture losses deducted in previous years to the extent that distributions cause his at risk amount to be less than zero at the end of any taxable year. Losses disallowed to a unitholder or recaptured as a result of these limitations will carry forward and will be allowable as a deduction in a later year to the extent that his tax basis or at risk amount, whichever is the limiting factor, is subsequently increased. Upon the taxable disposition of a unit, any gain recognized by a unitholder can be offset by losses that were previously suspended by the at risk limitation but may not be offset by losses suspended by the basis limitation. Any excess loss above that gain previously suspended by the at risk or basis limitations is no longer utilizable.

In general, a unitholder will be at risk to the extent of the tax basis of his units, excluding any portion of that basis attributable to his share of our nonrecourse liabilities, reduced by any amount of money he borrows to acquire or hold his units, if the lender of those borrowed funds owns an interest in us, is related to the unitholder or can look only to the units for repayment. A unitholder’s at risk amount will increase or decrease as the tax basis of the unitholder’s units increases or decreases, other than tax basis increases or decreases attributable to increases or decreases in his share of our nonrecourse liabilities.

The passive loss limitations generally provide that individuals, estates, trusts and some closely-held corporations and personal service corporations are permitted to deduct losses from passive activities, which are generally corporate or partnership activities in which the taxpayer does not materially participate, only to the extent of the taxpayer’s income from those passive activities. The passive loss limitations are applied separately with respect to each publicly traded partnership. Consequently, any passive losses we generate will only be available to offset our passive income generated in the future and will not be available to offset income from other passive activities or investments, including our investments or investments in other publicly traded partnerships, or a unitholder’s salary or active business income. Passive losses that are not deductible because they exceed a unitholder’s share of income we generate may be deducted in full when the unitholder disposes of his entire investment in us in a fully taxable transaction with an unrelated party. The passive activity loss rules are applied after other applicable limitations on deductions, including the at risk rules and the basis limitation.

A unitholder’s share of our net income may be offset by any of our suspended passive losses, but it may not be offset by any other current or carryover losses from other passive activities, including those attributable to other publicly traded partnerships.

Limitations on Interest Deductions.  The deductibility of a non-corporate taxpayer’s “investment interest expense” is generally limited to the amount of that taxpayer’s “net investment income.” Investment interest expense includes:

•	interest on indebtedness properly allocable to property held for investment;

•	our interest expense attributed to portfolio income; and

•	the portion of interest expense incurred to purchase or carry an interest in a passive activity to the extent attributable to portfolio income.

The computation of a unitholder’s investment interest expense will take into account interest on any margin account borrowing or other loan incurred to purchase or carry a unit. Net investment income includes gross income from property held for investment and amounts treated as portfolio income under the passive loss rules, less deductible expenses, other than interest, directly connected with the production of investment income, but generally does not include gains attributable to the disposition of property held for investment. The IRS has indicated that net passive income earned by a publicly traded partnership will be treated as investment income to its unitholders. In addition, the unitholder’s share of our portfolio income will be treated as investment income.

Entity-Level Collections.  If we are required or elect under applicable law to pay any federal, state, local or foreign income tax on behalf of any unitholder or the general partner or any former unitholder, we are authorized to pay those taxes from our funds. That payment, if made, will be treated as a distribution of cash to the partner on whose behalf the payment was made. If the payment is made on behalf of a person whose identity cannot be determined, we are authorized to treat the payment as a distribution to all current unitholders. We are authorized to amend the partnership agreement in the manner necessary to maintain uniformity of intrinsic tax characteristics of units and to adjust later distributions, so that after giving effect to these distributions, the priority and characterization of distributions otherwise applicable under the partnership agreement is maintained as nearly as is practicable. Payments by us as described above could give rise to an overpayment of tax on behalf of an individual unitholder in which event the unitholder would be required to file a claim in order to obtain a credit or refund.

Allocation of Income, Gain, Loss and Deduction.  In general, if we have a net profit, our items of income, gain, loss and deduction will be allocated among the general partner and the unitholders in accordance with their percentage interests in us. At any time that incentive distributions are made to the general partner, gross income will be allocated to the recipients to the extent of these distributions. If we have a net loss for the entire year, that loss will be allocated first to the general partner and the unitholders in accordance with their percentage interests in us to the extent of their positive capital accounts and, second, to the general partner.

Specified items of our income, gain, loss and deduction will be allocated under Section 704(c) of the Internal Revenue Code to account for the difference between the tax basis and fair market value of property contributed or deemed contributed to us by a partner, and to account for the difference between the fair market value of our assets and their carrying value on our books at the time of any offering made pursuant to this prospectus, referred to in this discussion as “Contributed Property.” The effect of these allocations to a unitholder purchasing common units in such an offering will be essentially the same as if the tax basis of our assets were equal to their fair market value at the time of such an offering. In addition, items of recapture income will be allocated to the extent possible to the partner who was allocated the deduction giving rise to the treatment of that gain as recapture income in order to minimize the recognition of ordinary income by other unitholders. Finally, although we do not expect that our operations will result in the creation of negative capital accounts, if negative capital accounts nevertheless result, items of our income and gain will be allocated in an amount and manner to eliminate the negative balance as quickly as possible.

An allocation of items of our income, gain, loss or deduction, other than an allocation required by the Internal Revenue Code to eliminate the difference between a partner’s “book” capital account, credited with the fair market value of Contributed Property, and “tax” capital account, credited with the tax basis of Contributed Property, referred to in this discussion as the “Book-Tax Disparity,” will generally be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction only if the allocation has substantial economic effect. In any other case, a partner’s share of an item will be determined on the basis of his interest in us, which will be determined by taking into account all the facts and circumstances, including:

•	his relative contributions to us;

•	the interests of all the partners in profits and losses;

•	the interest of all the partners in cash flow and other nonliquidating distributions; and

•	the rights of all the partners to distributions of capital upon liquidation.

Andrews Kurth LLP is of the opinion that, with the exception of the issues described in “— Tax Consequences of Unit Ownership — Section 754 Election” “— Uniformity of Units” and “— Disposition of Common Units — Allocations Between Transferors and Transferees,” allocations under our partnership agreement will be given effect for federal income tax purposes in determining a partner’s share of an item of income, gain, loss or deduction.

Treatment of Short Sales.  A unitholder whose units are loaned to a “short seller” to cover a short sale of units may be considered as having disposed of those units. If so, he would no longer be a partner for tax purposes with respect to those units during the period of the loan and may recognize gain or loss from the disposition. As a result, during this period:

•	any of our income, gain, loss or deduction with respect to those units would not be reportable by the unitholder;

•	any cash distributions received by the unitholder as to those units would be fully taxable; and

•	all of these distributions would appear to be ordinary income.

Andrews Kurth LLP has not rendered an opinion regarding the treatment of a unitholder where common units are loaned to a short seller to cover a short sale of common units. Therefore, unitholders desiring to assure their status as partners and avoid the risk of gain recognition from a loan to a short seller are urged to modify any applicable brokerage account agreements to prohibit their brokers from loaning their units. The IRS has announced that it is studying issues relating to the tax treatment of short sales of partnership interests. Please also read “— Disposition of Common Units — Recognition of Gain or Loss.”

Alternative Minimum Tax.  Each unitholder will be required to take into account his distributive share of any items of our income, gain, loss or deduction for purposes of the alternative minimum tax. The current minimum tax rate for noncorporate taxpayers is 26% on the first $175,000 of alternative minimum taxable income in excess of the exemption amount and 28% on any additional alternative minimum taxable income. Prospective unitholders are urged to consult with their tax advisors as to the impact of an investment in units on their liability for the alternative minimum tax.

Tax Rates.  In general the highest effective United States federal income tax rate for individuals currently is 35% and the maximum United States federal income tax rate for net capital gains of an individual is currently 15% if the asset disposed of was held for more than 12 months at the time of disposition.

Section 754 Election.  We have made the election permitted by Section 754 of the Internal Revenue Code. That election is irrevocable without the consent of the IRS. The election generally permits us to adjust a common unit purchaser’s tax basis in our assets (“inside basis”) under Section 743(b) of the Internal Revenue

Code to reflect his purchase price. This election does not apply to a person who purchases common units directly from us. The Section 743(b) adjustment belongs to the purchaser and not to other unitholders. For purposes of this discussion, a unitholder’s inside basis in our assets will be considered to have two components: (1) his share of our tax basis in our assets (“common basis”) and (2) his Section 743(b) adjustment to that basis.

Treasury Regulations under Section 743 of the Internal Revenue Code require that, if the remedial allocation method is adopted (which we have adopted), a portion of the Section 743(b) adjustment attributable to recovery property be depreciated over the remaining cost recovery period for the property’s unamortized Book-Tax Disparity. Under Treasury Regulation Section 1.167(c)-1(a)(6), a Section 743(b) adjustment attributable to property subject to depreciation under Section 167 of the Internal Revenue Code, rather than cost recovery deductions under Section 168, is generally required to be depreciated using either the straight-line method or the 150% declining balance method. Under our partnership agreement, our general partner is authorized to take a position to preserve the uniformity of units even if that position is not consistent with these Treasury Regulations. Please read “— Tax Treatment of Operations — Uniformity of Units.”

Although Andrews Kurth LLP is unable to opine as to the validity of this approach because there is no clear authority on this issue, we intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of contributed property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of the property, or treat that portion as non-amortizable to the extent attributable to property which is not amortizable. This method is consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code but is arguably inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6), which is not expected to directly apply to a material portion of our assets. To the extent this Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may take a depreciation or amortization position under which all purchasers acquiring units in the same month would receive depreciation or amortization, whether attributable to common basis or a Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our assets. This kind of aggregate approach may result in lower annual depreciation or amortization deductions than would otherwise be allowable to some unitholders. Please read “— Uniformity of Units.”

A Section 754 election is advantageous if the transferee’s tax basis in his units is higher than the units’ share of the aggregate tax basis of our assets immediately prior to the transfer. In that case, as a result of the election, the transferee would have, among other items, a greater amount of depreciation and depletion deductions and his share of any gain or loss on a sale of our assets would be less. Conversely, a Section 754 election is disadvantageous if the transferee’s tax basis in his units is lower than those units’ share of the aggregate tax basis of our assets immediately prior to the transfer. Thus, the fair market value of the units may be affected either favorably or unfavorably by the election. A basis adjustment is required regardless of whether a Section 754 election is made in the case of a transfer of an interest in us if we have a substantial built-in loss immediately after the transfer or if we distribute property and have a substantial basis reduction. Generally a built-in loss or basis reduction is substantial if it exceeds $250,000.

The calculations involved in the Section 754 election are complex and will be made on the basis of assumptions as to the value of our assets and other matters. For example, the allocation of the Section 743(b) adjustment among our assets must be made in accordance with the Internal Revenue Code. The IRS could seek to reallocate some or all of any Section 743(b) adjustment we allocated to our tangible assets to goodwill instead. Goodwill, as an intangible asset, is generally either non-amortizable or amortizable over a longer period of time or under a less accelerated method than our tangible assets. We cannot assure you that the determinations we make will not be successfully challenged by the IRS and that the deductions resulting from them will not be reduced or disallowed altogether. Should the IRS require a different basis adjustment to be made, and should, in our opinion, the expense of compliance exceed the benefit of the election, we may seek permission from the IRS to revoke our Section 754 election. If permission is granted, a subsequent purchaser of units may be allocated more income than he would have been allocated had the election not been revoked.

Tax Treatment of Operations

Accounting Method and Taxable Year.  We use the year ending December 31 as our taxable year and the accrual method of accounting for federal income tax purposes. Each unitholder will be required to include in income his share of our income, gain, loss and deduction for our taxable year ending within or with his taxable year. In addition, a unitholder who has a taxable year different than our taxable year and who disposes of all of his units following the close of our taxable year but before the close of his taxable year must include his share of our income, gain, loss and deduction in income for his taxable year, with the result that he will be required to include in income for his taxable year his share of more than one year of our income, gain, loss and deduction. Please read “— Disposition of Common Units — Allocations Between Transferors and Transferees.”

Initial Tax Basis, Depreciation and Amortization.  We use the tax basis of our assets for purposes of computing depreciation and cost recovery deductions and, ultimately, gain or loss on the disposition of these assets. The federal income tax burden associated with the difference between the fair market value of our assets and their tax basis immediately prior to the time we issue units in an offering will be borne by our general partner, its affiliates and our unitholders as of that time. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction.”

To the extent allowable, we may elect to use the depreciation and cost recovery methods that will result in the largest deductions being taken in the early years after assets are placed in service. Property we subsequently acquire or construct may be depreciated using accelerated methods permitted by the Internal Revenue Code.

If we dispose of depreciable property by sale, foreclosure, or otherwise, all or a portion of any gain, determined by reference to the amount of depreciation previously deducted and the nature of the property, may be subject to the recapture rules and taxed as ordinary income rather than capital gain. Similarly, a common unitholder who has taken cost recovery or depreciation deductions with respect to property we own will likely be required to recapture some, or all, of those deductions as ordinary income upon a sale of his interest in us. Please read “— Tax Consequences of Unit Ownership — Allocation of Income, Gain, Loss and Deduction” and “— Disposition of Common Units — Recognition of Gain or Loss.”

The costs incurred in selling our units (called “syndication expenses”) must be capitalized and cannot be deducted currently, ratably or upon our termination. There are uncertainties regarding the classification of costs as organization expenses, which we may be able to amortize, and as syndication expenses, which we may not be able to amortize. The underwriting discounts and commissions we incur will be treated as syndication expenses.

Valuation and Tax Basis of Our Properties.  The federal income tax consequences of the ownership and disposition of units will depend in part on our estimates of the relative fair market values, and the tax bases, of our assets. Although we may from time to time consult with professional appraisers regarding valuation matters, we will make many of the relative fair market value estimates ourselves. These estimates and determinations of basis are subject to challenge and will not be binding on the IRS or the courts. If the estimates of fair market value or basis are later found to be incorrect, the character and amount of items of income, gain, loss or deductions previously reported by unitholders might change, and unitholders might be required to adjust their tax liability for prior years and incur interest and penalties with respect to those adjustments.

Disposition of Common Units

Recognition of Gain or Loss.  Gain or loss will be recognized on a sale of units equal to the difference between the unitholder’s amount realized and the unitholder’s tax basis for the units sold. A unitholder’s amount realized will be measured by the sum of the cash or the fair market value of other property received by him plus his share of our nonrecourse liabilities attributable to the common units sold. Because the amount realized includes a unitholder’s share of our nonrecourse liabilities, the gain recognized on the sale of units could result in a tax liability in excess of any cash received from the sale.

Prior distributions from us in excess of cumulative net taxable income for a common unit that decreased a unitholder’s tax basis in that common unit will, in effect, become taxable income if the common unit is sold at a price greater than the unitholder’s tax basis in that common unit, even if the price received is less than his original cost.

Except as noted below, gain or loss recognized by a unitholder, other than a “dealer” in units, on the sale or exchange of a unit held for more than one year will generally be taxable as capital gain or loss. Capital gain recognized by an individual on the sale of units held more than 12 months will generally be taxed at a maximum rate of 15%. However, a portion of this gain or loss will be separately computed and taxed as ordinary income or loss under Section 751 of the Internal Revenue Code to the extent attributable to assets giving rise to depreciation recapture or other “unrealized receivables” or to “inventory items” we own. The term “unrealized receivables” includes potential recapture items, including depreciation recapture. Ordinary income attributable to unrealized receivables, inventory items and depreciation recapture may exceed net taxable gain realized upon the sale of a unit and may be recognized even if there is a net taxable loss realized on the sale of a unit. Thus, a unitholder may recognize both ordinary income and a capital loss upon a sale of units. Net capital losses may offset capital gains and no more than $3,000 of ordinary income, in the case of individuals, and may only be used to offset capital gains in the case of corporations.

The IRS has ruled that a partner who acquires interests in a partnership in separate transactions must combine those interests and maintain a single adjusted tax basis for all those interests. Upon a sale or other disposition of less than all of those interests, a portion of that tax basis must be allocated to the interests sold using an “equitable apportionment” method. Treasury Regulations under Section 1223 of the Internal Revenue Code allow a selling unitholder who can identify common units transferred with an ascertainable holding period to elect to use the actual holding period of the common units transferred. Thus, according to the ruling, a common unitholder will be unable to select high or low basis common units to sell as would be the case with corporate stock, but, according to the Treasury Regulations, may designate specific common units sold for purposes of determining the holding period of units transferred. A unitholder electing to use the actual holding period of common units transferred must consistently use that identification method for all subsequent sales or exchanges of common units. A unitholder considering the purchase of additional units or a sale of common units purchased in separate transactions is urged to consult his tax advisor as to the possible consequences of this ruling and application of the final Treasury Regulations.

Specific provisions of the Internal Revenue Code affect the taxation of some financial products and securities, including partnership interests, by treating a taxpayer as having sold an “appreciated” partnership interest, one in which gain would be recognized if it were sold, assigned or terminated at its fair market value, if the taxpayer or related persons enter(s) into:

•	a short sale;

•	an offsetting notional principal contract; or

•	a futures or forward contract with respect to the partnership interest or substantially identical property.

Moreover, if a taxpayer has previously entered into a short sale, an offsetting notional principal contract or a futures or forward contract with respect to the partnership interest, the taxpayer will be treated as having sold that position if the taxpayer or a related person then acquires the partnership interest or substantially identical property. The Secretary of the Treasury is also authorized to issue regulations that treat a taxpayer that enters into transactions or positions that have substantially the same effect as the preceding transactions as having constructively sold the financial position.

Allocations Between Transferors and Transferees.  In general, our taxable income or loss will be determined annually, will be prorated on a monthly basis and will be subsequently apportioned among the unitholders in proportion to the number of units owned by each of them as of the opening of the applicable exchange on the first business day of the month (the “Allocation Date”). However, gain or loss realized on a sale or other disposition of our assets other than in the ordinary course of business will be allocated among the unitholders on the Allocation Date in the month in which that gain or loss is recognized. As a result, a unitholder transferring units may be allocated income, gain, loss and deduction realized after the date of transfer.

The use of this method may not be permitted under existing Treasury Regulations. Accordingly, Andrews Kurth LLP is unable to opine on the validity of this method of allocating income and deductions between unitholders. We use this method because it is not administratively feasible to make these allocations on a daily basis. If this method is not allowed under the Treasury Regulations, or only applies to transfers of less than all of the unitholder’s interest, our taxable income or losses might be reallocated among the unitholders. We are authorized to revise our method of allocation between unitholders, as well as among unitholders whose interests vary during a taxable year, to conform to a method permitted under future Treasury Regulations.

A unitholder who owns units at any time during a quarter and who disposes of them prior to the record date set for a cash distribution for that quarter will be allocated items of our income, gain, loss and deductions attributable to that quarter but will not be entitled to receive that cash distribution.

Notification Requirements.  A unitholder who sells any of his units, other than through a broker, generally is required to notify us in writing of that sale within 30 days after the sale (or, if earlier, January 15 of the year following the sale). A purchaser of units who purchases units from another unitholder is required to notify us in writing of that purchase within 30 days after the purchase, unless a broker or nominee will satisfy such requirement. We are required to notify the IRS of any such transfers of units and to furnish specified information to the transferor and transferee. Failure to notify us of a transfer of units may, in some cases, lead to the imposition of penalties.

Constructive Termination.  We will be considered to have been terminated for tax purposes if there is a sale or exchange of 50% or more of the total interests in our capital and profits within a 12-month period. A constructive termination results in the closing of our taxable year for all unitholders. In the case of a unitholder reporting on a taxable year different from our taxable year, the closing of our taxable year may result in more than 12 months of our taxable income or loss being includable in his taxable income for the year of termination. We would be required to make new tax elections after a termination, including a new election under Section 754 of the Internal Revenue Code, and a termination would result in a deferral of our deductions for depreciation. A termination could also result in penalties if we were unable to determine that the termination had occurred. Moreover, a termination might either accelerate the application of, or subject us to, any tax legislation enacted before the termination.

Uniformity of Units

Because we cannot match transferors and transferees of units, we must maintain uniformity of the economic and tax characteristics of the units to a purchaser of these units. In the absence of uniformity, we may be unable to completely comply with a number of federal income tax requirements, both statutory and regulatory. A lack of uniformity can result from a literal application of Treasury Regulation Section 1.167(c)-1(a)(6). Any non-uniformity could have a negative impact on the value of the units. Please read “— Tax Consequences of Unit Ownership — Section 754 Election.”

We intend to depreciate the portion of a Section 743(b) adjustment attributable to unrealized appreciation in the value of Contributed Property, to the extent of any unamortized Book-Tax Disparity, using a rate of depreciation or amortization derived from the depreciation or amortization method and useful life applied to the unamortized Book-Tax Disparity of that property, or treat that portion as nonamortizable, to the extent attributable to property which is not amortizable, consistent with the Treasury Regulations under Section 743 of the Internal Revenue Code, even though that position may be inconsistent with Treasury Regulation Section 1.167(c)-1(a)(6). Please read “— Tax Consequences of Unit Ownership — Section 754 Election.” To the extent that the Section 743(b) adjustment is attributable to appreciation in value in excess of the unamortized Book-Tax Disparity, we will apply the rules described in the Treasury Regulations and legislative history. If we determine that this position cannot reasonably be taken, we may adopt a depreciation and amortization position under which all purchasers acquiring units in the same month would receive depreciation and amortization deductions, whether attributable to a common basis or Section 743(b) adjustment, based upon the same applicable rate as if they had purchased a direct interest in our property. If this position is adopted, it may result in lower annual depreciation and amortization deductions than would otherwise be allowable to some unitholders and risk the loss of depreciation and amortization deductions not taken in the year that these deductions are otherwise allowable. This position will not be adopted if we determine that the loss of depreciation and amortization deductions will have a material adverse effect on the unitholders. If we choose not to utilize this aggregate method, we may use any other reasonable depreciation and amortization method to preserve the uniformity of the intrinsic tax characteristics of any units that would not have a material adverse effect on the unitholders. Our counsel, Andrews Kurth LLP, is unable to opine on the validity of any of these positions. The IRS may challenge any method of depreciating the Section 743(b) adjustment described in this paragraph. If this challenge were sustained, the uniformity of units might be affected, and the gain from the sale of units might be increased without the benefit of additional deductions. We do not believe these allocations will affect any material items of income, gain, loss or deduction. Please read “ — Disposition of Common Units — Recognition of Gain or Loss.”

Tax-Exempt Organizations and Other Investors

Ownership of units by employee benefit plans, other tax-exempt organizations, regulated investment companies, non-resident aliens, foreign corporations, and other foreign persons raises issues unique to those investors and, as described below, may have substantially adverse tax consequences to them.

Employee benefit plans and most other organizations exempt from federal income tax, including individual retirement accounts and other retirement plans, are subject to federal income tax on unrelated business taxable income. Virtually all of our income allocated to a unitholder that is a tax-exempt organization will be unrelated business taxable income and will be taxable to them.

A regulated investment company or “mutual fund” is required to derive 90% or more of its gross income from certain permitted sources. The American Jobs Creation Act of 2004 generally treats net income from the ownership of publicly traded partnerships as derived from such a permitted source. We anticipate that all of our net income will be treated as derived from such a permitted source.

Non-resident aliens and foreign corporations, trusts or estates that own units will be considered to be engaged in business in the United States because of the ownership of units. As a consequence they will be required to file federal tax returns to report their share of our income, gain, loss or deduction and pay federal income tax at regular rates on their share of our net income or gain. Moreover, under rules applicable to publicly traded partnerships, we will withhold tax at the highest applicable effective tax rate from cash distributions made quarterly to foreign unitholders. Each foreign unitholder must obtain a taxpayer identification number from the IRS and submit that number to our transfer agent on a Form W-8 BEN or applicable substitute form in order to obtain credit for these withholding taxes. A change in applicable law may require us to change these procedures.

In addition, because a foreign corporation that owns units will be treated as engaged in a United States trade or business, that corporation may be subject to the United States branch profits tax at a rate of 30%, in addition to regular federal income tax, on its share of our income and gain, as adjusted for changes in the foreign corporation’s “U.S. net equity,” that is effectively connected with the conduct of a United States trade or business. That tax may be reduced or eliminated by an income tax treaty between the United States and the country in which the foreign corporate unitholder is a “qualified resident.” In addition, this type of unitholder is subject to special information reporting requirements under Section 6038C of the Internal Revenue Code.

Under a ruling of the IRS, a foreign unitholder who sells or otherwise disposes of a unit will be subject to federal income tax on gain realized on the sale or disposition of that unit to the extent that this gain is effectively connected with a United States trade or business of the foreign unitholder. Because a foreign unitholder is considered to be engaged in business in the United States by virtue of the ownership of units, under this ruling, a foreign unitholder who sells or otherwise disposes of a unit generally will be subject to federal income tax on gain realized on the sale or disposition of units. Apart from the ruling, a foreign unitholder will not be taxed or subject to withholding upon the sale or disposition of a unit if he has owned less than 5% in value of the units during the five-year period ending on the date of the disposition and if the units are regularly traded on an established securities market at the time of the sale or disposition.

Administrative Matters

Information Returns and Audit Procedures.  We intend to furnish to each unitholder, within 90 days after the close of each taxable year, specific tax information, including a Schedule K-1, which describes each unitholder’s share of our income, gain, loss and deduction for our preceding taxable year. In preparing this information, which will not be reviewed by counsel, we will take various accounting and reporting positions, some of which have been mentioned earlier, to determine each unitholder’s share of income, gain, loss and deduction. We cannot assure you that those positions will yield a result that conforms to the requirements of the Internal Revenue Code, Treasury Regulations or administrative interpretations of the IRS. Neither we nor Andrews Kurth LLP can assure prospective unitholders that the IRS will not successfully contend in court that those positions are impermissible. Any challenge by the IRS could negatively affect the value of the units.

The IRS may audit our federal income tax information returns. Adjustments resulting from an IRS audit may require each unitholder to adjust a prior year’s tax liability, and possibly may result in an audit of his return. Any audit of a unitholder’s return could result in adjustments not related to our returns as well as those related to our returns.

Partnerships generally are treated as separate entities for purposes of federal tax audits, judicial review of administrative adjustments by the IRS and tax settlement proceedings. The tax treatment of partnership items of income, gain, loss and deduction are determined in a partnership proceeding rather than in separate proceedings with the partners. The Internal Revenue Code requires that one partner be designated as the “Tax Matters Partner” for these purposes. The partnership agreement names our general partner as our Tax Matters Partner.

The Tax Matters Partner will make some elections on our behalf and on behalf of unitholders. In addition, the Tax Matters Partner can extend the statute of limitations for assessment of tax deficiencies against unitholders for items in our returns. The Tax Matters Partner may bind a unitholder with less than a 1% profits interest in us to a settlement with the IRS unless that unitholder elects, by filing a statement with the IRS, not to give that authority to the Tax Matters Partner. The Tax Matters Partner may seek judicial review, by which all the unitholders are bound, of a final partnership administrative adjustment and, if the Tax Matters Partner fails to seek judicial review, judicial review may be sought by any unitholder having at least a 1% interest in profits or by any group of unitholders having in the aggregate at least a 5% interest in profits. However, only one action for judicial review will go forward, and each unitholder with an interest in the outcome may participate.

A unitholder must file a statement with the IRS identifying the treatment of any item on his federal income tax return that is not consistent with the treatment of the item on our return. Intentional or negligent disregard of this consistency requirement may subject a unitholder to substantial penalties.

Nominee Reporting.  Persons who hold an interest in us as a nominee for another person are required to furnish to us:

(a) the name, address and taxpayer identification number of the beneficial owner and the nominee;

(b) a statement regarding whether the beneficial owner is

(1) a person that is not a United States person,

(2) a foreign government, an international organization or any wholly owned agency or instrumentality of either of the foregoing, or

(3) a tax-exempt entity;

(c) the amount and description of units held, acquired or transferred for the beneficial owner; and

(d) specific information including the dates of acquisitions and transfers, means of acquisitions and transfers, and acquisition cost for purchases, as well as the amount of net proceeds from sales.

Brokers and financial institutions are required to furnish additional information, including whether they are United States persons and specific information on units they acquire, hold or transfer for their own account. A penalty of $50 per failure, up to a maximum of $100,000 per calendar year, is imposed by the Internal Revenue Code for failure to report that information to us. The nominee is required to supply the beneficial owner of the units with the information furnished to us.

Accuracy-Related Penalties.  An additional tax equal to 20% of the amount of any portion of an underpayment of tax that is attributable to one or more specified causes, including negligence or disregard of rules or regulations, substantial understatements of income tax and substantial valuation misstatements, is imposed by the Internal Revenue Code. No penalty will be imposed, however, for any portion of an underpayment if it is shown that there was a reasonable cause for that portion and that the taxpayer acted in good faith regarding that portion.

For individuals, a substantial understatement of income tax in any taxable year exists if the amount of the understatement exceeds the greater of 10% of the tax required to be shown on the return for the taxable year or $5,000 ($10,000 for most corporations). The amount of any understatement subject to penalty generally is reduced if any portion is attributable to a position adopted on the return:

(1) for which there is, or was, “substantial authority,” or

(2) as to which there is a reasonable basis and the pertinent facts of that position are disclosed on the return.

If any item of income, gain, loss or deduction included in the distributive shares of unitholders might result in that kind of an “understatement” of income for which no “substantial authority” exists, we must disclose the pertinent facts on our return. In addition, we will make a reasonable effort to furnish sufficient information for unitholders to make adequate disclosure on their returns to avoid liability for this penalty. More stringent rules apply to “tax shelters,” but we believe we are not a tax shelter.

A substantial valuation misstatement exists if the value of any property, or the adjusted basis of any property, claimed on a tax return is 150% or more of the amount determined to be the correct amount of the valuation or adjusted basis. No penalty is imposed unless the portion of the underpayment attributable to a substantial valuation misstatement exceeds $5,000. If the valuation claimed on a return is 200% or more than the correct valuation, the penalty imposed increases to 40%.

Reportable Transactions.  If we were to engage in a “reportable transaction,” we (and possibly you and others) would be required to make a detailed disclosure of the transaction to the IRS. A transaction may be a reportable transaction based upon any of several factors, including the fact that it is a type of tax avoidance transaction publicly identified by the IRS as a “listed transaction” or that it produces certain kinds of losses in excess of $2 million in a single year, or $4 million in a combination of six successive tax years. Our participation in a reportable transaction could increase the likelihood that our federal income tax information return (and possibly your tax return) would be audited by the IRS. Please read “ — Information Returns and Audit Procedures” above.

Moreover, if we were to participate in a reportable transaction with a significant purpose to avoid or evade tax, or in any listed transaction, you may be subject to the following provisions of the American Jobs Creation Act of 2004:

•	accuracy-related penalties with a broader scope, significantly narrower exceptions, and potentially greater amounts than described above at “— Accuracy-Related Penalties,”

•	for those persons otherwise entitled to deduct interest on federal tax deficiencies, nondeductibility of interest on any resulting tax liability, and

•	in the case of a listed transaction, an extended statute of limitations.

We do not expect to engage in any “reportable transactions.”

Registration as a Tax Shelter.  We registered as a “tax shelter” under the law in effect at the time of our initial public offering and were assigned a tax shelter registration number. Issuance of a tax shelter registration number to us does not indicate that investment in us or the claimed tax benefits have been reviewed, examined or approved by the IRS. The term “tax shelter” has a different meaning for this purpose than under the penalty rules described above at “— Accuracy-Related Penalties.”

The American Jobs Creation Act of 2004 repealed the tax shelter registration rules and replaced them with the reporting regime described above at “— Reportable Transactions.” However, IRS Form 8271 nevertheless appears to require a unitholder to report our tax shelter registration number on the unitholder’s tax return for any year in which the unitholder holds our units. The IRS also appears to take the position that a unitholder who sells or transfers our units must provide our tax shelter registration number to the transferee. Unitholders are urged to consult their tax advisors regarding the application of the tax shelter registration rules.

State, Local, Foreign and Other Tax Considerations

In addition to federal income taxes, you likely will be subject to other taxes, such as state, local and foreign income taxes, unincorporated business taxes, and estate, inheritance or intangible taxes that may be imposed by the various jurisdictions in which we do business or own property or in which you are a resident. Although an analysis of those various taxes is not presented here, each prospective unitholder should consider their potential impact on his investment in us. You will be required to file income tax returns and to pay income taxes in some or all of the jurisdictions in which we do business or own property and may be subject to penalties for failure to comply with those requirements. In some jurisdictions, tax losses may not produce a tax benefit in the year incurred and also may not be available to offset income in subsequent taxable years. Some of the jurisdictions may require us, or we may elect, to withhold a percentage of income from amounts to be distributed to a unitholder who is not a resident of the jurisdiction. Withholding, the amount of which may be greater or less than a particular unitholder’s income tax liability to the jurisdiction, generally does not relieve a nonresident unitholder from the obligation to file an income tax return. Amounts withheld will be treated as if distributed to unitholders for purposes of determining the amounts distributed by us. Please read “— Tax Consequences of Unit Ownership — Entity-Level Collections.” Based on current law and our estimate of our future operations, our general partner anticipates that any amounts required to be withheld will not be material. We may also own property or do business in other states in the future.

It is the responsibility of each unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, of his investment in us. Accordingly, each prospective unitholder is urged to consult, and depend upon, his own tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each unitholder to file all state, local, and foreign as well as United States federal tax returns, that may be required of him. Andrews Kurth LLP has not rendered an opinion on the state, local or foreign tax consequences of an investment in us.

INVESTMENT IN ENTERPRISE PRODUCTS PARTNERS L.P. BY EMPLOYEE BENEFIT PLANS

An investment in us by an employee benefit plan is subject to additional considerations to the extent that the investments by these plans are subject to the fiduciary responsibility and prohibited transaction provisions of ERISA, and restrictions imposed by Section 4975 of the Internal Revenue Code. For these purposes, the term “employee benefit plan” includes, but is not limited to, certain qualified pension, profit-sharing and stock bonus plans, Keogh plans, simplified employee pension plans and individual retirement annuities or accounts (IRAs) established or maintained by an employer or employee organization. Incident to making an investment in us, among other things, consideration should be given by an employee benefit plan to:

•	whether the investment is prudent under Section 404(a)(1)(B) of ERISA;

•	whether in making the investment, that plan will satisfy the diversification requirements of Section 404(a)(l)(C) of ERISA; and

•	whether the investment will result in recognition of unrelated business taxable income by the plan and, if so, the potential after-tax investment return.

In addition, the person with investment discretion with respect to the assets of an employee benefit plan or other arrangement that is covered by the prohibited transactions restrictions of the Internal Revenue Code, often called a fiduciary, should determine whether an investment in us is authorized by the appropriate governing instrument and is a proper investment for the plan or arrangement.

Section 406 of ERISA and Section 4975 of the Internal Revenue Code prohibit certain employee benefit plans, and Section 4975 of the Internal Revenue Code prohibits IRAs and certain other arrangements that are not considered part of an employee benefit plan, from engaging in specified transactions involving “plan assets” with parties that are “parties in interest” under ERISA or “disqualified persons” under the Internal Revenue Code with respect to the plan or other arrangement that is covered by ERISA or the Internal Revenue Code.

In addition to considering whether the purchase of common units is a prohibited transaction, a fiduciary of an employee benefit plan or other arrangement should consider whether the plan or arrangement will, by investing in us, be deemed to own an undivided interest in our assets, with the result that our general partner also would be considered to be a fiduciary of the plan and our operations would be subject to the regulatory restrictions of ERISA, including its prohibited transaction rules and/or the prohibited transaction rules of the Internal Revenue Code.

The U.S. Department of Labor regulations provide guidance with respect to whether the assets of an entity in which employee benefit plans or other arrangements described above acquire equity interests would be deemed “plan assets” under some circumstances. Under these regulations, an entity’s assets would not be considered to be “plan assets” if, among other things:

•	the equity interests acquired by employee benefit plans or other arrangements described above are publicly offered securities; i.e., the equity interests are widely held by 100 or more investors independent of the issuer and each other, freely transferable and registered under some provisions of the federal securities laws;

•	the entity is an “operating company,” — i.e., it is primarily engaged in the production or sale of a product or service other than the investment of capital either directly or through a majority owned subsidiary or subsidiaries; or

•	less than 25% of the value of each class of equity interest, disregarding any such interests held by our general partner, its affiliates, and some other persons, is held by the employee benefit plans referred to above, IRAs and other employee benefit plans or arrangements subject to ERISA or Section 4975 of the Code.

Our assets should not be considered plan assets under these regulations because it is expected that the investment in our common units will satisfy the requirements in the first bullet point above.

Plan fiduciaries contemplating a purchase of common units should consult with their own counsel regarding the consequences of such purchase under ERISA and the Internal Revenue Code in light of possible personal liability for any breach of fiduciary duties and the imposition of serious penalties on persons who engage in prohibited transactions under ERISA or the Internal Revenue Code.

PLAN OF DISTRIBUTION

We may sell the common units or debt securities directly, through agents, or to or through underwriters or dealers. Please read the prospectus supplement to find the terms of the common unit or debt securities offering including:

•	the names of any underwriters, dealers or agents;

•	the offering price;

•	underwriting discounts;

•	sales agents’ commissions;

•	other forms of underwriter or agent compensation;

•	discounts, concessions or commissions that underwriters may pass on to other dealers; and

•	any exchange on which the common units or debt securities are listed.

We may change the offering price, underwriter discounts or concessions, or the price to dealers when necessary. Discounts or commissions received by underwriters or agents and any profits on the resale of common units or debt securities by them may constitute underwriting discounts and commissions under the Securities Act.

Unless we state otherwise in the prospectus supplement, underwriters will need to meet certain requirements before purchasing common units or debt securities. Agents will act on a “best efforts” basis during their appointment. We will also state the net proceeds from the sale in the prospectus supplement.

Any brokers or dealers that participate in the distribution of the common units or debt securities may be “underwriters” within the meaning of the Securities Act for such sales. Profits, commissions, discounts or concessions received by such broker or dealer may be underwriting discounts and commissions under the securities act.

When necessary, we may fix common unit or debt securities distribution using changeable, fixed prices, market prices at the time of sale, prices related to market prices, or negotiated prices.

We may, through agreements, indemnify underwriters, dealers or agents who participate in the distribution of the common units or debt securities against certain liabilities including liabilities under the Securities Act. We may also provide funds for payments such underwriters, dealers or agents may be required to make. Underwriters, dealers and agents, and their affiliates may transact with us and our affiliates in the ordinary course of their business.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the Commission under the Exchange Act (Commission File No. 1-14323). You may read and copy any document We file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-732-0330 for further information on the public reference room. Our filings are also available to the public at the Commission’s web site at http://www.sec.gov. In addition, documents filed by us can be inspected at the offices of the New York Stock Exchange, Inc. 20 Broad Street, New York, New York 10002. We maintain an Internet Website at www.eprod.com. On the Investor Relations page of that site, we provide access to our Commission filings free of charge as soon as reasonably practicable after filing with the Commission. The information on our Internet Website is not incorporated in this prospectus by reference and you should not consider it a part of this prospectus.

The Commission allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the Commission will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings it makes with the Commission under section 13(a), 13(c), 14 or 15(d) of the Exchange Act until this offering is completed (other than information furnished under Items 2.02 or 7.01 of any Form 8-K, which is not deemed filed under the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2006;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007;

•	Current Reports on Form 8-K filed with the Commission on February 5, 2007, March 21, 2007, April 16, 2007, May 10, 2007, May 24, 2007, May 25, 2007, June 5, 2007, July 26, 2007, and August 22, 2007; and

•	The description of our common units contained in our registration statement on Form 8-A/A filed on May 15, 2007, and including any other amendments or reports filed for the purpose of updating such description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus has been delivered, a copy of any and all of our filings with the Commission. You may request a copy of these filings by writing or telephoning us at:

Enterprise Products Partners L.P.
1100 Louisiana, 10th Floor
Houston, Texas 77002
Attention: Investor Relations
Telephone: (713) 381-6500

FORWARD-LOOKING STATEMENTS

This prospectus and some of the documents we incorporate by reference contain various forward-looking statements and information that are based on our beliefs and those of our general partner, as well as assumptions made by and information currently available to us. These forward-looking statements are identified as any statement that does not relate strictly to historical or current facts. When used in this prospectus or the documents we have incorporated herein or therein by reference, words such as “anticipate,” “project,” “expect,” “plan,” “goal,” “forecast,” “intend,” “could,” “believe,” “may,” and similar expressions and statements regarding our plans and objectives for future operations, are intended to identify forward-looking statements. Although we and our general partner believe that such expectations reflected in such forward-looking statements are reasonable, neither we nor our general partner can give assurances that such expectations will prove to be correct. Such statements are subject to a variety of risks, uncertainties and assumptions. If one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect, our actual results may vary materially from those anticipated, estimated, projected or expected. Among the key risk factors that may have a direct bearing on our results of operations and financial condition are:

•	fluctuations in oil, natural gas and NGL prices and production due to weather and other natural and economic forces;

•	a reduction in demand for our products by the petrochemical, refining or heating industries;

•	the effects of our debt level on our future financial and operating flexibility;

•	a decline in the volumes of NGLs delivered by our facilities;

•	the failure of our credit risk management efforts to adequately protect us against customer non-payment;

•	terrorist attacks aimed at our facilities; and

•	the failure to successfully integrate our operations assets or companies we acquire or assets we construct.

You should not put undue reliance on any forward-looking statements. When considering forward-looking statements, please review the risk factors described under “Risk Factors” in this prospectus and any prospectus supplement.

LEGAL MATTERS

Andrews Kurth LLP, our counsel, will issue an opinion for us about the legality of the common units and debt securities and the material federal income tax considerations regarding the common units. Any underwriter will be advised about other issues relating to any offering by their own legal counsel.

EXPERTS

The (1) consolidated financial statements and the related consolidated financial statement schedule and management’s report on the effectiveness of internal control over financial reporting of Enterprise Products Partners L.P. and subsidiaries incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Annual Report on Form 10-K for the year ended December 31, 2006, and (2) the balance sheet of Enterprise Products GP, LLC as of December 31, 2006, incorporated in this prospectus by reference from Enterprise Products Partners L.P.’s Current Report on Form 8-K filed with the Securities and Exchange Commission on March 21, 2007, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

Enterprise Products Operating LLC

$500,000,000 9.75% Senior Notes due 2014

Unconditionally Guaranteed by
Enterprise Products Partners L.P.

PROSPECTUS SUPPLEMENT

December 3, 2008

Joint Book-Running Managers

Barclays Capital
DnB NOR Markets
Mizuho Securities USA Inc.
RBS Greenwich Capital
Scotia Capital
Wachovia Securities